UNITED STATES
Securities and Exchange Commission
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
Retail Ventures, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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RETAIL VENTURES, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD
JULY 9, 2009
AND
PROXY STATEMENT
IMPORTANT
Please complete, sign and date your proxy and promptly return it in the enclosed envelope. No postage is necessary if mailed in the United States.

RETAIL VENTURES, INC.
4150 East 5th Avenue
Columbus, OH 43219
(614) 238-4105
May 29, 2009
To the Shareholders of Retail Ventures, Inc.:
Notice is hereby given that the 2009 Annual Meeting of Shareholders of Retail Ventures, Inc. will be held at the corporate offices of DSW Inc., 810 DSW Drive, Columbus, Ohio 43219, on Thursday, July 9, 2009, at 11:00 a.m. Eastern Daylight Time, for the following purposes, all of which are more completely set forth in the accompanying proxy statement:
1.	To elect eight directors, each for a term of one year and until their successors are duly elected and qualified.

2.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
Only shareholders of record at the close of business on May 14, 2009 are entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors,
/s/ James A. McGrady
James A. McGrady
Chief Executive Officer, Executive Vice President, Chief Financial Officer, Treasurer and Secretary

YOUR VOTE IS IMPORTANT
This year, in accordance with rules recently adopted by the Securities and Exchange Commission, we are using the Internet as our primary means of furnishing our proxy materials to shareholders. Consequently, shareholders will not receive paper copies of our proxy materials for the Annual Meeting unless they request them. Instead, on or about the date of this letter, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record at the close of business on May 14, 2009. The Notice contains instructions for how to access our proxy materials electronically via the Internet and submit proxies for the Annual Meeting. The Notice also provides information on how shareholders may obtain paper or e-mail copies of our proxy materials if they so choose. We believe the new rules will make our proxy distribution process more efficient, less costly and help in conserving natural resources.
Your vote is very important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. As an alternative to attending the Annual Meeting and voting in person, you may vote electronically via the Internet or, if you request a paper copy of our proxy materials, by mailing a completed proxy card. Voting by any of these methods will ensure your representation at the Annual Meeting.

i

RETAIL VENTURES, INC.
4150 East 5th Avenue
Columbus, OH 43219
(614) 238-4105
PROXY STATEMENT
The enclosed proxy is being solicited on behalf of the Board of Directors of Retail Ventures, Inc. for use at the Annual Meeting of Shareholders to be held at 11:00 a.m., Eastern Daylight Time, on Thursday, July 9, 2009, and any postponement or adjournment thereof (the “Annual Meeting”). Unless the context indicates otherwise all references in this proxy statement to “Retail Ventures,” “RVI,” “we” “our” or the “Company” refer to Retail Ventures, Inc. The Notice of Annual Meeting of Shareholders, this proxy statement and the Company’s 2008 Annual Report to Shareholders which includes the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009 (the “2008 fiscal year”) is being made available electronically to shareholders on or about May 29, 2009.
Internet Availability of Proxy Materials
This year, in accordance with rules recently adopted by the Securities and Exchange Commission (the “SEC”); we are using the Internet as our primary means of furnishing our proxy materials to shareholders. Consequently, shareholders will not receive paper copies of our proxy materials for the Annual Meeting unless they request them. Instead, on or about May 29, 2009, we began mailing the Notice of Internet Availability to shareholders of record at the close of business on May 14, 2009. The Notice of Internet Availability contains instructions for how to access our proxy materials, including the Notice of Annual Meeting of Shareholders, this Proxy Statement, a form of proxy and our 2008 Annual Report to Shareholders, electronically via the Internet and submit proxies for the Annual Meeting. The Notice of Internet Availability also provides information on how shareholders may obtain paper or e-mail copies of our proxy materials if they so choose. We believe the new rules will make our proxy distribution process more efficient, less costly and help in conserving natural resources.
For beneficial shareholders, a Notice of Internet Availability directing you to the website at which you will find our proxy materials for the Annual Meeting has been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those common shares, the registered shareholder. Your broker, bank or other holder of record also provided instructions on how you may request a paper or e-mail copy of our proxy materials, if you prefer. Beneficial shareholders have the right to direct their broker, bank or other holder of record on how to vote their common shares by following the voting instructions they received from their broker, bank or other holder of record.
Shareholder Voting Rights
Only shareholders of record at the close of business on May 14, 2009, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. The total number of common shares outstanding on the record date and entitled to vote at the Annual Meeting is 48,933,729. Each common share entitles the holder thereof to one vote upon each matter to be voted upon by shareholders at the Annual Meeting.
Registered Shareholders and Beneficial Shareholders
If our common shares are registered in your name directly with our transfer agent, National City Bank, you are considered, with respect to those common shares, the registered shareholder. If our common shares are held for you in a brokerage account or by a bank or other holder of record, you are considered, with respect to those common shares, the beneficial shareholder.

How to Vote
As an alternative to attending the Annual Meeting and voting in person, registered shareholders may vote electronically via the Internet or, for those shareholders who request a paper copy of our proxy materials, by mailing a completed proxy card. The deadline for voting electronically via the Internet is 11:59 p.m., Eastern Daylight Saving Time, on July 8, 2009. There are no fees or charges associated with voting electronically via the Internet other than fees or charges, if any, that shareholders pay for access to the Internet. If, after receiving the Notice of Internet Availability, you request that we send you a paper copy of our proxy materials, you may vote your common shares by completing, dating and signing the proxy card and returning it prior to the Annual Meeting in the envelope provided in our mailing. Registered shareholders may also attend the Annual Meeting and vote in person. If you are a registered shareholder, you may revoke your proxy at any time before it is exercised at the Annual Meeting by (i) giving written notice of revocation to our Secretary, (ii) submitting a later-dated vote electronically via the Internet, (iii) executing and returning a later-dated proxy card or (iv) attending the Annual Meeting and voting in person. Attending the Annual Meeting will not, in itself, revoke a previously delivered proxy.
Beneficial shareholders are able to instruct their broker, bank or other holder of record how to vote their common shares by following the voting instructions provided by their broker, bank or other holder of record. Please contact your broker, bank or other holder of record to determine the means by which you can direct voting of your common shares and the applicable deadlines. Beneficial shareholders who wish to vote in person at the Annual Meeting will need to obtain a legal proxy from their broker, bank or other holder of record. If you are a beneficial shareholder and you wish to revoke your proxy, you should follow the instructions provided to you by your broker, bank or other holder of record.
Subject to the revocation rights discussed above, all common shares represented by proxies that are properly and timely voted electronically via the Internet or by properly completed and executed proxy cards that are returned to us prior to the Annual Meeting will be voted in accordance with the instructions contained therein. If no instructions are given (excluding broker non-votes, if any), such common shares will be voted “FOR” the election of the director nominees identified in “Proposal No. 1: Election of Directors” and at the discretion of the persons named in the form of proxy on any other matters that may properly be brought before the Annual Meeting.
Quorum
The presence, in person or by proxy, of a majority of the outstanding common shares entitled to be voted at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Common shares represented by proxies that are properly and timely voted electronically via the Internet or by properly executed proxy cards that are returned to us prior to the Annual Meeting will be counted toward the establishment of a quorum at the Annual Meeting, even though they are marked “Abstain” (on any or all applicable proposals) or “Withhold” (from any or all director nominees) or are not marked at all. Broker non-votes (if any) will also be counted toward the establishment of a quorum at the Annual Meeting. A broker non-vote occurs when a bank, broker or other holder of record holding common shares for a beneficial shareholder submits a proxy for the Annual Meeting but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial shareholder.
Proxy Solicitation Costs
In addition to sending the Notice of Internet Availability (and making our proxy materials available electronically via the Internet), solicitation of proxies may be made by mail, personal interview and telephone by officers, directors and employees of the Company, and by the employees of the Company’s transfer agent, National City Bank. The Company will bear the entire cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation materials to beneficial owners of the Company’s common shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
The following table sets forth information as of May 14, 2009 (except as noted below) relating to the beneficial ownership of our common shares by each person known by us to be the beneficial owner of more than 5% of our outstanding common shares. Amount of beneficial ownership for each person is based upon a review of and reliance upon such person’s filings with the Securities and Exchange Commission (the “SEC”). Percent of beneficial ownership for each person is based upon the 48,933,729 common shares, net of treasury shares, outstanding as of May 14, 2009, plus the number of common shares such person reported that it has the right to acquire within 60 days.

		Amount and nature of
Title of Class	Name and address of beneficial owner	beneficial Ownership	Percent of Class
(All of these are	Schottenstein RVI, LLC (1)	20,020,935	39.3%
common shares)	1800 Moler Road Columbus, OH 43207

	Schottenstein Stores Corporation (2)	9,593,333 (3)	16.8%
	1800 Moler Road Columbus, OH 43207

	SEI, Inc. (4)	6,201,300	12.7%
	1800 Moler Road Columbus, OH 43207

	Wellington Management Company, LLP (5)	5,990,972	12.2%
	75 State Street Boston, MA 02109

	Entrust Capital Inc. (6)	3,306,799	6.8%
	717 Fifth Avenue New York, NY 10022

(1)	Schottenstein RVI, LLC is an affiliated company of Schottenstein Stores Corporation (“SSC”). Total common shares beneficially owned by Schottenstein RVI, LLC are comprised of:

(a)	17,946,766 common shares owned of record and beneficially by Schottenstein RVI, LLC; and

(b)	Certain term loan warrants which provide Schottenstein RVI, LLC the right, from time to time, in whole or in part and subject to certain conditions, to: (i) acquire RVI common shares at $4.50 per share; (ii) acquire, from RVI, DSW Inc., a controlled subsidiary of the Company (“DSW”), Class A Common Shares no par value (the “DSW Class A Shares”) at $19.00 per share; or (iii) acquire a combination thereof. Schottenstein RVI, LLC has the right to acquire up to 2,074,169 RVI common shares (subject to adjustment) upon full exercise of the term loan warrants. Based on information in a Schedule 13D filed by Schottenstein RVI, LLC on June 10, 2008. For more information about the term loan warrants, see “Certain Relationships and Related Transactions — Debt Agreements and Warrants.”

(2)	SSC is a closely-held Delaware corporation. SSC’s common stock is beneficially owned by certain of the Company’s directors and their family members.

(3)	SSC has sole power to vote and dispose of 9,593,333 common shares. Jay L. Schottenstein is a director, Chairman of the Board, President and Chief Executive Officer of SSC and has power to vote and dispose of shares of SSC held by various trusts. Total common shares beneficially owned by SSC are comprised of:

(a)	1,260,000 common shares owned of record and beneficially by SSC; and

(b)	SSC holds: certain conversion warrants which provide SSC the right, from time to time, in whole or in part and subject to certain conditions, to: (i) acquire RVI common shares at $4.50 per share; (ii) acquire, from RVI, DSW Class A Shares at $19.00 per share; or (iii) acquire a combination thereof. SSC has the right to acquire up to 8,333,333 RVI common shares upon full exercise of the conversion warrants, based on information in a Schedule 13D/A filed by SSC on June 10, 2008. The conversion warrants expire June 10, 2009. For more information about the conversion warrants, see “Certain Relationships and Related Transactions — Debt Agreements and Warrants.”

(4)	SEI, Inc. (“SEI”) is an affiliated company of SSC. The amount and nature of beneficial ownership is based upon information provided to the Company and a Schedule 13D/A filed on December 30, 2008, on behalf of SEI who reported shared voting power with respect to 6,201,300 of such common shares and shared dispositive power with respect to such common shares.

(5)	Based on information set forth in a Schedule 13G/A filed on February 17, 2009 on behalf of Wellington Management Company, LLP (“Wellington Management”), who reported shared voting power with respect to 3,616,881 of such common shares and shared dispositive power with respect to such common shares. Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own such common shares which are held of record by its clients.

(6)	Based on information set forth in a Schedule 13G/A filed on May 15, 2009 on behalf of Entrust Capital Inc. (“Entrust”), Entrust Partners LLC (“Partners”), Entrust Partners Offshore LLC (“Offshore”), Gregg Hymowitz, Mark Fife and Michael Horowitz, each of whom reported shared voting power and shared dispositive power with respect to such common shares. Entrust, Partners and Offshore are registered investment advisers, and Messrs. Hymowitz, Fife and Horowitz are control persons of such investment advisers.

Security Ownership of Management
The following table sets forth, as of May 14, 2009, information with respect to the Company’s common shares beneficially owned by each director and director nominee individually, by each of the executive officers named in the Summary Compensation Table included in this proxy statement and by all directors and executive officers as a group:

		Amount and
Title of		nature of beneficial
Class	Name of beneficial owner	ownership (1)	Percent of class (2)

(All of these are common shares)	Henry L. Aaron (7)	58,500	*
	Julia A. Davis	54,000	*
	Ari Deshe (3)(5)(7)	24,972	*
	Jon P. Diamond (3)(5)	0	*
	Elizabeth M. Eveillard	60,000	*
	James A. McGrady	291,000	*
	Steven E. Miller	55,600	*
	Jed L. Norden	0	*
	Lawrence J. Ring	30,000	*
	Jay L. Schottenstein (3)(4)(6)	247,800	*
	Harvey L. Sonnenberg	65,000	*
	James L. Weisman (7)	61,100	*
	Heywood Wilansky	250,000	*

	All directors and executive officers as a group (13 persons) (3)(4)(5)(6)(7)	1,197,972	2.4%

*	Represents less than 1% of the Company’s outstanding common shares, net of treasury shares.

(1)	Except as otherwise noted, the persons named in this table have sole power to vote and dispose of the shares listed.

Includes the following number of common shares as to which the named person has the right to acquire beneficial ownership upon the exercise of stock options within 60 days of May 14, 2009: Mr. Aaron, 51,000; Ms. Davis, 24,000; Ms. Eveillard, 42,500; Mr. McGrady, 251,000; Mr. Miller, 25,600; Mr. Ring, 29,000; Mr. Sonnenberg, 47,500; Mr. Weisman, 47,500; and all directors and executive officers as a group, 518,100. Includes 30,000, 40,000, and 30,000 common shares for Ms. Davis, Mr. McGrady, and Mr. Miller, respectively, as to which the named person has the right to acquire beneficial ownership upon the exercise of stock appreciation rights (“SARs”) within 60 days of May 14, 2009.

(2)	The percent is based upon the 48,933,729 common shares outstanding as of May 14, 2009, net of treasury shares, plus the number of common shares each person has the right to acquire within 60 days of May 14, 2009.

(3)	Does not include: 25,408,066 common shares owned of record and beneficially by SSC and its affiliates, 8,333,333 common shares issuable to SSC upon full exercise of the conversion warrants (expiring June 10, 2009); and up to 2,074,169 common shares (subject to adjustment) issuable to Schottenstein RVI, LLC upon full exercise by Schottenstein RVI, LLC of the term loan warrants. Jay L. Schottenstein is the Chairman of the Board, President and Chief Executive Officer of SSC. Jay L. Schottenstein, Ari Deshe and Susan Diamond (spouse of Jon P. Diamond) are members of the Board of Directors of SSC.

(4)	Includes 52,500 common shares owned by Glosser Brothers Acquisition, Inc. (“GBA”). Mr. Schottenstein is Chairman of the Board of Directors, President and a director of GBA and a trustee or co-trustee of family trusts that own 100% of the stock of GBA. Mr. Schottenstein disclaims beneficial ownership of the common shares owned by GBA.

(5)	Does not include 67,944 common shares held by the Ann and Ari Deshe Foundation and 67,944 common shares held by the Jon and Susan Diamond Family Foundation, each a private charitable foundation. The foundations’ trustees and officers consist of at least one of the following persons: Geraldine Schottenstein, Jon P. Diamond and/or Ari Deshe; in conjunction with other Schottenstein family members.

(6)	Includes 30,000 common shares as to which Jay L. Schottenstein shares voting and investment power as trustee of a trust which owns the common shares and 165,300 common shares that Mr. Schottenstein has sole power to vote and dispose.

(7)	Includes 7,500 common shares held jointly by Mr. Aaron and his spouse, 14,972 common shares owned by Mr. Deshe, 10,000 common shares held by Mr. Deshe for the benefit of his children, 17,500 common shares owned by Ms. Eveillard, 1,000 common shares owned by Mr. Ring, 17,500 common shares owned by Mr. Sonnenberg, 600 common shares owned by Mr. Weisman, 12,500 common shares owned jointly by Mr. Weisman and his spouse, 500 common shares held by Mr. Weisman’s spouse and 250,000 common shares owned by Mr. Wilansky.
The information with respect to beneficial ownership is based upon information furnished by each director or executive officer and information contained in filings made with the SEC. Certain of the persons listed in the table above, as of May 14, 2009, also (1) have the right to acquire beneficial ownership of Class A Common Shares of DSW upon the exercise of stock options within 60 days of May 14, 2009; and/or (2) may own Class A Common Shares of DSW.

PROPOSAL NO. 1: ELECTION OF DIRECTORS
The number of members of the Company’s Board of Directors has been fixed at fourteen by action of the Board of Directors pursuant to the Company’s Amended and Restated Code of Regulations (the “Regulations”). Members of the Board of Directors serve until the annual meeting following their election or until their successors are duly elected and qualified. The Nominating and Corporate Governance Committee has nominated eight persons for election as directors of the Company with their terms to expire at our 2010 annual meeting of shareholders. If each of the nominees is elected, six vacancies will exist on the Board of Directors. Proxies cannot be voted for a greater number of persons than the number of nominees named below and in the form of proxy. The Board believes it is in the best interest of the Company to have vacancies on the Board as the ongoing and anticipated challenges facing the Company will best be addressed by the continuity of the nominated directors.
Set forth below is certain information relating to the director nominees:

		Positions with the Company,	Director
Name	Age	Principal Occupations and Business Experience	Since
Jay L. Schottenstein	54	Chairman of the Company, American Eagle Outfitters, Inc., a retail chain, and SSC since March 1992. Mr. Schottenstein has served as Chairman of the Board of Directors of DSW since March 2005. From March 2005 until April 27, 2009 Mr. Schottenstein also served as Chief Executive Officer of DSW. Mr. Schottenstein is also a director of American Eagle Outfitters, Inc. and DSW.	1991

Henry L. Aaron*	75	Mr. Aaron presently serves as Senior Vice President of the Atlanta National League Baseball Club, Inc., a professional sports organization, as Chairman of 755 Restaurant Corp., a quick service restaurant company, and as a director of Medallion Financial Corp., a specialty finance company, along with a number of other private business interests.	2000

Ari Deshe	58	Chairman and Chief Executive Officer of Safe Auto Insurance Company, a property and casualty insurance company since 1996.	1997

Jon P. Diamond	51	Vice Chairman since November 2004 and President and Chief Operating Officer since 1996 of Safe Auto Insurance Company. Mr. Diamond is also a director of American Eagle Outfitters, Inc.	1991

Elizabeth M. Eveillard*	62	Ms. Eveillard is an independent consultant since 2003. Ms. Eveillard served as a Senior Managing Director and a Consultant, Retailing and Apparel Group, of Bear, Stearns & Co., Inc., an investment banking company, from 2000 until 2003. Prior to that time, Ms. Eveillard served as the Managing Director, Head of Retailing Industry Group, of PaineWebber Inc., a brokerage firm, from 1988 to 2000. From 1972 to 1988, Ms. Eveillard held various executive positions including Managing Director in the Merchandising Group with Lehman Brothers. Ms. Eveillard is also a director of Tween Brands, Inc. and Birks & Mayors, Inc.	2001

		Positions with the Company,	Director
Name	Age	Principal Occupations and Business Experience	Since
Lawrence J. Ring*	60	Chancellor Professor of Business Administration and (2004) EMBA Alumni Distinguished Professor of Executive Education, The Mason School of Business, The College of William and Mary (“W&M”) since 2001. In addition, Mr. Ring has also been an Adjunct Professor of Business Administration, The School of Executive Education, Babson College since 2000. From 1997 to 2002, Mr. Ring served as Faculty Coordinator of Executive Programs at W&M. From 1991 to 2000, he served as Professor of Business Administration at W&M, and from 1994 to 2002, he served as Adjunct Assistant Professor, Department of Family and Community Medicine, Eastern Virginia Medical School. Professor Ring is also a member of the Board of Directors of: C. Lloyd Johnson Company, Inc., Norfolk, Virginia; Mr. Price Group, Ltd., Durban, South Africa; and the Williamsburg Landing Corporation. He also served as a member of the International Advisory Board of Angus and Coote Jewelers, Sydney, Australia from 2000 to 2007.	2005

Harvey L. Sonnenberg*	67	Senior Partner and CPA in the accounting firm Weiser LLP since November 1994. Mr. Sonnenberg is active in a number of professional organizations including the American Institute of CPAs and the New York State Society of CPAs and has long been involved in rendering professional services to the retail and apparel industry. Mr. Sonnenberg is also a director of DSW.	2001

James L. Weisman*	70	President and member of Weisman Goldman Bowen & Grzywinski, LLP, a Pittsburgh, Pennsylvania law firm since 1998 and its predecessor law firms since 1978. Mr. Weisman has been in the private practice of law in Pittsburgh since 1963. His primary areas of practice have been in business transactions and reorganizations, and overseeing, directing and participating in civil litigation. Mr. Weisman has extensive experience in working with retail clients having prior to being elected to the Board of RVI in 2001 provided legal services to among other clients Value City Department Stores, Inc., Schottenstein Stores Corporation and American Eagle Outfitters, Inc.	2001

*	Independent Directors under New York Stock Exchange (“NYSE”) listing standards.
Unless otherwise directed in your proxy, the persons named as proxies in the accompanying proxy card will vote the proxies “FOR” the election of the above-named director nominees, each to serve for a term of one year and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. While it is contemplated that all nominees will stand for election, in the event any person nominated fails to stand for election, or is unable to serve or for good cause will not serve as a director, the proxies will be voted for such other person or persons as may be designated by the directors. Management has no reason to believe that any of the above-mentioned persons will not stand for election or serve as a director if elected.

Under Ohio law and the Company’s Regulations, the eight nominees receiving the greatest number of votes “FOR” their election will be elected as directors. Common shares as to which the authority to vote is withheld and broker non-votes will not be counted toward the election of directors or toward the election of the individual nominees specified on the proxy.
Your Board of Directors unanimously recommends a vote “FOR” each of the director nominees named above.

EXECUTIVE OFFICERS
The following persons are executive officers of the Company as of May 1, 2009. Our officers are elected annually by our Board and serve at the pleasure of the Board.
James A. McGrady, age 58, became our President and Chief Executive Officer effective February 1, 2009, and continues in the Chief Financial Officer and Treasurer positions he held since December 2002. He served as our Executive Vice President and Chief Financial Officer, Treasurer and Secretary from December 2002 until January 2009, and previously was the Chief Financial Officer, Treasurer and Secretary from July 2000 until December 2002. Mr. McGrady is also a Vice President of DSW. From 1986 until July 2000, Mr. McGrady served as Vice President and Treasurer of Big Lots, Inc.
Julia A. Davis, age 48, became our Executive Vice President, General Counsel and Chief Compliance Officer effective June 2006, and assumed the position of Secretary effective May 20, 2009. She served as our Executive Vice President and General Counsel from January 2003. She also served as Executive Vice President, General Counsel and Secretary of DSW from July 2005 until April 10, 2006. Prior to joining the Company, Ms. Davis was a partner in the Columbus office of the law firm of Vorys, Sater, Seymour and Pease LLP, where she represented and advised national and regional retailers in a wide variety of employment matters.

OTHER DIRECTOR INFORMATION, COMMITTEES OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION
General
A total of eight meetings of the Board of Directors of the Company were held during the 2008 fiscal year. No director attended less than 75 percent of the aggregate of (i) the total number of meetings held by the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which that director served during the period each served as a director or as a committee member.
There are no family relationships among our directors and executive officers except that Messrs. Deshe and Diamond are each married to a sister of Mr. Schottenstein.
Corporate Governance Principles
In March 2004, the Board of Directors adopted Corporate Governance Principles that address Board structure, membership (including nominee qualifications), performance, operations and management oversight. A copy of the Corporate Governance Principles can be found at the Company’s corporate and investor website at www.retailventuresinc.com and is available in print (without charge) to any shareholder upon request by writing to Retail Ventures, Inc., Attention: Secretary, 4150 East 5th Avenue, Columbus, Ohio 43219.
The Company’s Corporate Governance Principles provide that all incumbent directors and director nominees are encouraged to attend the annual meeting of shareholders. Messrs. Schottenstein, Deshe, Sonnenberg, Ring, Weisman and Wilansky and Ms. Eveillard attended the annual meeting of shareholders in 2008.
In accordance with the Company’s Corporate Governance Guidelines and applicable NYSE listing standards, the Company’s non-management directors meet in regularly scheduled executive sessions (without management present). The non-management directors of the Company alternate as the chair of such executive sessions as deemed appropriate by such directors. In addition, the Company’s independent directors meet in executive session as appropriate matters for their consideration arise but, in any event, at least once a year.
Director Independence
Our director independence standards are set forth in our Corporate Governance Principles, a copy of which can be found at our corporate and investor website at www.retailventuresinc.com. The Corporate Governance Principles provide that a majority of the directors should be persons who have been affirmatively determined by the Board of Directors to be independent. A director will be designated as independent if he or she (i) has no material relationship with us or our subsidiaries; (ii) satisfies the other independence criteria specified by applicable NYSE listing standards; (iii) has no business conflict with us or our subsidiaries; and (iv) otherwise meets applicable independence criteria specified by law, regulation, exchange requirement or the Board of Directors. During its review of director independence for fiscal 2008, the Board considered whether there were any transactions, relationships or arrangements between the Company and any director or any member of his or her immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder). As a result of this review, the Board of Directors affirmatively determined that the following persons had no such transactions, relationships or arrangements and qualified as independent under our director independence standards:
Henry L. Aaron
Elizabeth M. Eveillard
Lawrence J. Ring
Harvey L. Sonnenberg
James L. Weisman

The Board of Directors has a standing Nominating and Corporate Governance Committee, Compensation Committee, Audit Committee (each of which is comprised solely of independent directors) and Strategic Planning and Enterprise Risk Assessment Committee.
Nominating and Corporate Governance Committee
The members of the Nominating and Corporate Governance Committee are Messrs. Weisman (Chair), Aaron and Sonnenberg and Ms. Eveillard, each of whom is independent in accordance with the applicable SEC rules and NYSE listing standards. A current copy of the Nominating and Corporate Governance Committee Charter, which was approved by the Board in September 2006, can be found on the Company’s corporate and investor website at www.retailventuresinc.com and is available in print (without charge) to any shareholder upon request.
The Nominating and Corporate Governance Committee met four times during the 2008 fiscal year. Its functions include assisting the Board in determining the desired qualifications of directors, identifying potential individuals meeting those qualification criteria, recommending to the Board a slate of nominees for election by the shareholders and reviewing candidates nominated by shareholders. In addition, the Nominating and Corporate Governance Committee reviews the Corporate Governance Principles, makes recommendations to the Board of Directors with respect to other corporate governance principles applicable to the Company, oversees the annual evaluation of the Board and committees of the Board, reviews management and Board succession plans and provides education for the Board.
The Nominating and Corporate Governance Committee meets to discuss, among other things, identification and evaluation of potential director candidates. Although there are no specific minimum qualifications that a director candidate must possess, potential candidates are identified and evaluated according to the qualification criteria set forth in the Board’s Corporate Governance Principles, which includes, among other attributes, such candidate’s independence, character, diversity, age, skills and experience. In identifying potential candidates for Board membership, the Nominating and Corporate Governance Committee considers recommendations from the Board of Directors, shareholders and management. Pursuant to its charter, the Nominating and Corporate Governance Committee has the authority to retain consultants and search firms to assist in the process of identifying director candidates. No such consultants or search firms were retained during the 2008 fiscal year.
The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders for the 2010 annual meeting of shareholders, provided that the names of such nominees are submitted in writing to the Company (Attn: James L. Weisman) not later than January 29, 2010. Each such submission must include: (a) as to the nominee, (i) name, age, business address and residence address; (ii) principal occupation or employment; (iii) the class and number of shares of the Company beneficially owned; and (iv) any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (b) as to the shareholder recommending the nominee, (i) name and record address; and (ii) the class and number of shares of the Company beneficially owned. Such recommendation shall be accompanied by a consent signed by the nominee evidencing a willingness to serve as a director, if nominated and elected, and a commitment by the nominee to meet personally with the Nominating and Corporate Governance Committee members.
Other than the submission requirements set forth above, there are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates a nominee for director based on whether the nominee is recommended by a shareholder.
Compensation Committee
The members of the Compensation Committee are Ms. Eveillard (Chair) and Messrs. Aaron, Sonnenberg, Ring and Weisman. Each member of the Compensation Committee is (1) an “independent director” as defined by Section 303A.00 of the NYSE listed company manual, (2) a “non-employee director” as defined by Rule 16b-3 under the Exchange Act and (3) an “outside director” as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended.

A current copy of the Compensation Committee Charter, which was approved by the Board in September 2006, can be found on the Company’s corporate and investor website at www.retailventuresinc.com and is available in print (without charge) to any shareholder upon request.
The Compensation Committee met twelve times during the 2008 fiscal year. The Compensation Committee’s functions include: (i) reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for the Chief Executive Officer; (ii) evaluating the Chief Executive Officer’s performance and, based upon these evaluations, setting the Chief Executive Officer’s annual compensation; (iii) reviewing the performance and approving the evaluation process and compensation structure of the Company’s other executive officers; (iv) making recommendations to the Board with respect to the Company’s incentive compensation, retirement and other benefit plans; (v) making administrative and compensations decisions under such plans; and (vi) recommending to the Board of Directors the compensation for non-employee Board members.
Additional information concerning the Compensation Committee’s processes and procedures for determining executive compensation is provided within the “Compensation Discussion and Analysis” section of this proxy statement.
Audit Committee
The Company has a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act of 1934. The Audit Committee met twelve times during the 2008 fiscal year. Additional information concerning the Audit Committee, including its members and a summary of its functions, is provided below under the caption “Audit Committee Report.”
Strategic Planning and Enterprise Risk Assessment Committee
The Board of Directors formed the Strategic Planning and Enterprise Risk Assessment Committee (the “Strategic Committee”) in December 2006 to assist the Board of Directors in its long-range financial, strategic planning and enterprise risk assessment efforts. The members of the Strategic Committee are Messrs. Ring (Chair), Schottenstein and Wilansky. The Strategic Committee met six times during the 2008 fiscal year. By action effective May 20, 2009, the Board of Directors eliminated this Committee as it was deemed no longer necessary following the disposition of Filene’s Basement, Inc. (“Filene’s Basement”).
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who are beneficial owners of more than ten percent of the Company’s common shares to file reports of ownership and changes of ownership with the SEC and NYSE. The Company assists its directors and executive officers in completing and filing those reports. Based solely on a review of copies of those reports furnished to the Company and representations of the Company’s directors and officers that no other reports were required, the Company believes that all filing requirements applicable to our directors, executive officers and greater than ten percent beneficial owners were complied with during the last completed fiscal year.
Code of Ethics and Corporate Governance Information
The Company has adopted a code of ethics that applies to all of its directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and an additional code of ethics that applies to its senior financial officers. These codes of ethics, designated by the Company as the “Code of Conduct” and the “Code of Ethics for Senior Financial Officers,” respectively, can be found on the Company’s investor website at www.retailventuresinc.com and are available in print (without charge) to any shareholder upon request. The Company intends to disclose any amendment to, or waiver from, any applicable provision of the Code of Conduct or Code of Ethics for Senior Financial Officers (if such amendment or waiver relates to elements listed under Item 406(b) of Regulation S-K and applies to the

Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) by posting such information on the Company’s corporate and investor website at www.retailventuresinc.com.

AUDIT AND OTHER SERVICE FEES
The Audit Committee has adopted a policy under which audit and non-audit services to be rendered by the Company’s independent registered public accounting firm are pre-approved. The Audit Committee’s Pre-Approval Policy (the “Pre-Approval Policy”) can be found on the Company’s corporate and investor website at www.retailventuresinc.com. Prior to the engagement of the independent registered public accounting firm for any audit or permissible non-audit services, the engagement must be (1) pre-approved pursuant to the Pre-Approval Policy or (2) specifically approved by the Audit Committee. The Pre-Approval Policy is designed to assure that the provision of such services does not impair the independence of the Company’s independent registered public accounting firm and is summarized below.
•	Delegation - The Audit Committee may delegate pre-approval authority to one or more of its independent members provided that the members to whom such authority is delegated report any pre-approval decisions to the Audit Committee at its next meeting. The Audit Committee will not delegate to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

•	Audit Services - Annual audit, review and attestation engagement terms, conditions and fees are subject to the specific pre-approval of the Audit Committee. Any changes in the terms, conditions or fees resulting from changes in the scope of audit and audit-related services require the Audit Committee’s approval. The known or anticipated audit services to be performed by the independent registered public accounting firm in connection with its engagement are subject to the specific or general pre-approval of the Audit Committee.

•	Audit-Related Services - Audit-related services that are reasonably related to the audit or review of the Company’s financial statements and that do not impair the independence of the independent registered public accounting firm are subject to the specific or general pre-approval of the Audit Committee.

•	Tax Services - The Audit Committee believes that our independent registered public accounting firm can provide tax services to us such as tax compliance and certain tax advice without impairing its independence. In no event, however, will the independent registered public accounting firm be retained in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations or similar regulations of other applicable jurisdictions.

•	Other Services - Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee.

•	Fees - Pre-approved fee levels for all services to be provided by the independent registered public accounting firm will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval of the Audit Committee. Each year the independent registered public accounting firm will provide the Audit Committee with an estimate of the fees for its anticipated services. Each quarter, the independent registered public accounting firm will provide the Audit Committee with a report of the audit, audit-related, tax and other services provided together with the actual fees incurred. Any changes to the estimate of services and fees will be discussed quarterly by the Audit Committee and, if necessary, revised.
No services were provided by the independent public accounting firm during the 2008 fiscal year that were approved by the Audit Committee under SEC Regulation S-X Section 2-01(c)(7)(i)(C) (which addresses certain services considered de minimus which may be approved by the Audit Committee after such services have been performed).

The following table sets forth the aggregate fees for professional services rendered by Deloitte & Touche LLP for each of the last two fiscal years of the Company.

	2008	2007
Audit fees (1)	$1,949,000	$1,367,000
Audit-related fees (2)	81,000	—
Tax fees	—	—
All other fees	—	—

Total	$2,030,000	$1,367,000

(1)	Includes services rendered for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q, assessment of internal controls in the Company’s Annual Report on Form 10-K and other audit services normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements.

(2)	Includes assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements not reported as “audit fees.”

AUDIT COMMITTEE REPORT
The members of our Audit Committee are Messrs. Sonnenberg (Chair), Ring, Weisman and Ms. Eveillard. The Board of Directors has determined that each member is independent and financially literate in accordance with the applicable SEC rules and NYSE listing standards. The Board of Directors has also determined that our Audit Committee’s Chair, Harvey L. Sonnenberg, qualifies as an audit committee financial expert as such term is defined by the SEC under Item 407(d) of Regulation S-K. Although our Board of Directors has determined that Mr. Sonnenberg is a financial expert as defined under SEC rules, his responsibilities are the same as those of the other Audit Committee members. No member of the Audit Committee is currently serving on the audit committees of more than three public companies.
The Audit Committee operates under a written charter, which is available on the Company’s corporate and investor website at www.retailventuresinc.com and is available in print (without charge) to any shareholder upon request. Under the charter, the Audit Committee’s responsibilities include, among other items:
•	Review of the Company’s annual financial statements to be included in its Annual Report on Form 10-K and recommend to the Board of Directors whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K;

•	Review of the Company’s quarterly financial statements to be included in its Quarterly Reports on Form 10-Q;

•	Oversight of the Company’s relationship with its independent registered public accounting firm, including:
•	Appointment, compensation, retention, termination and oversight of the work of the independent registered public accounting firm; and

•	Pre-approval of all auditing services and permitted non-audit services by the independent registered public accounting firm;
•	Oversight of the Company’s internal controls;

•	Oversight of the review and response to complaints made to the Company regarding accounting, internal accounting controls and auditing matters;

•	Assuring compliance with legal and regulatory requirements;

•	Oversight of the Company’s internal audit function; and

•	Review and approval of related party transactions.
The Company’s management is responsible for the Company’s internal controls and preparing its consolidated financial statements. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the consolidated financial statements and issuing a report thereon. Its audit is performed in accordance with the standards of the Public Company Accounting Oversight Board. The Audit Committee is responsible for overseeing the conduct of these activities. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and on representations made by the Company’s management and its independent registered public accounting firm.
In conducting its oversight function, the Audit Committee discusses with the Company’s internal auditors and independent registered public accounting firm, with and without management present, the overall scope and plans for their respective audits. The Audit Committee also reviews the Company’s programs and key initiatives to design, implement and maintain effective internal controls over financial reporting and disclosure controls.
The Audit Committee has the sole discretion, in its areas of responsibility and at the Company’s expense, to engage independent advisors as it deems appropriate and to approve the fees and retention terms of such advisors.
The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their respective audits, the evaluations of the Company’s internal controls and the overall quality of its financial reporting. The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements for the fiscal year ended January 31, 2009. The Audit Committee also reviewed and discussed with Deloitte & Touche LLP its report on the Company’s annual financial statements.
The Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 114 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received from Deloitte & Touche LLP the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.
Based on its review of the audited consolidated financial statements and the discussions with management and Deloitte & Touche LLP referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements for the fiscal year ended January 31, 2009 in the Company’s Annual Report on Form 10-K for filing with the SEC.
Respectfully submitted,
Audit Committee
Harvey L. Sonnenberg, Chair
Elizabeth M. Eveillard
Lawrence J. Ring
James L. Weisman

COMPENSATION DISCUSSION AND ANALYSIS
Overview of the Compensation Committee of the Board
The Compensation Committee of Retail Ventures (in this section the “Committee”) is comprised of five independent non-employee directors. The Committee sets the principles and strategies that serve to guide the design of the compensation programs of the Company’s named executive officers (“NEOs”). The Committee annually evaluates the performance of the CEO and the other NEOs. Taking their performance evaluations into consideration and other factors as set forth below, the Committee then approves their compensation levels, including equity-based awards. The Committee has appointed an independent compensation consultant to assist it with its responsibilities. The compensation consultant reports directly to the Committee. The Committee is regularly provided briefing materials proposed by management and the independent consultant. The Committee periodically meets in executive session with its independent consultant with and without members of management present, and reports to the Board of Directors on its actions.
In addition to other actions described below, during fiscal year 2008 and in fiscal 2009 thus far, the Committee:
•	Approved performance targets for NEOs for fiscal year 2008 based on the achievement of specific performance goals, which were Filene’s Basement operating segment Earnings Before Interest and Taxes (“EBIT”) excluding corporate indirect/shared services overhead and non-cash one-time accounting charges, and Retail Ventures corporate indirect/shared services expense reduction excluding DSW. For these purposes EBIT is calculated as net income or loss before interest expense, income tax and the change in fair value of derivatives.

•	Reviewed and addressed the retention of key executive talent in the context of strategic alternatives for Filene’s Basement and other critical issues faced at the Company. The Filene’s Basement strategic alternatives project concluded with the announcement on April 21, 2009 of RVI’s disposition of its ownership interests in Filene’s Basement to a new owner.

•	Reviewed the status and took action regarding the Company’s CEO and other executive officers in light of the disposition of Value City Department Stores LLC (“Value City”) in January 2008 and Filene’s Basement in April 2009.

•	Reviewed overall corporate performance, and also reviewed compensation levels for NEOs.

•	Reviewed performance achieved during fiscal year 2008 relative to the pre-approved targets. In determining the annual awards, the Committee considered the objective data of the Company’s financial performance.

•	Reviewed and approved Board Committee Fees and Special Committee Fees for fiscal 2008 and fiscal 2009.

•	Approved all RVI equity awards made to employees of the Company and/or its subsidiaries.

•	Reviewed and approved revisions to the Company’s equity plans and a related policy to achieve compliance with Section 409A of the tax code.

•	Established base salaries for the NEOs for fiscal 2008 and fiscal 2009.

•	Undertook all other matters required on an annual basis under the Committee Charter.

Business Context for Compensation Decisions in Fiscal Years 2008 and 2009
On January 23, 2008 the Company disposed of an 81% majority interest in the holding company formed to hold Value City and two related subsidiaries. The Company agreed to provide continuing corporate shared services to Value City for up to a year to support its transition to the new owners’ business plan, and pursuant to a subsequent agreement has continued to provide shared services support through fiscal 2009. Although the Company devoted time and effort to these continued shared services and the work of separation from the new Value City, it focused its attention on the transfer of certain shared service functions to DSW effective March 17, 2008 and on a strategic review of Filene’s Basement. This strategic review culminated in the decision at the end of fiscal 2008 to close 11 Filene’s Basement stores and to dispose of the Company’s interest in Filene’s Basement effective April 21, 2009. DSW has agreed to continue to provide corporate shared services to Filene’s Basement for up to three months, through July 20, 2009.
DSW remained a growth business throughout the year with the Company providing shared services to DSW through March 17, 2008 and managing the transition of these transferred shared services to DSW through the balance of fiscal 2008. DSW is governed by it own Board of Directors and has its own Compensation Committee.
Because of the reduced scope of responsibilities for Company officers, the following actions were taken to restructure the Company officer profile: the CAO position held by Mr. Norden was eliminated effective May 2, 2008; the employment agreement for former CEO Mr. Wilansky was not renewed and expired effective January 31, 2009; and the position of CEO was combined with the position of CFO, held by Mr. McGrady; and, the position of Controller was not filled upon the departure of Mr. Miller, effective January 3, 2009.
The Committee has approached compensation decisions in the latter part of fiscal 2008 and thus far in fiscal 2009 in the context of 1) a desire to retain the remaining two NEOs, Mr. McGrady and Ms. Davis, for ongoing management and strategic review at the Company and 2) the challenging economic environment for retailers.
Components of Executive Compensation and the Design of NEO Compensation Programs

Primary Objective	Influence Our Ability To:
Pay competitively.	Attract and retain outstanding executives.

Pay for performance.	Motivate executives to achieve our business and strategic goals.

Design compensation programs that support the Company’s businesses with emphasis on critical short-term objectives and retention as well as incentives for establishing long-term shareholder value.	Establish goals that reflect long-term shareholder value.
The components of the Company’s executive compensation and the purpose of each are summarized in the following table as well as the target competitive position of each component. Target positions are indicated in relationship to the 50th and 75th percentiles of those peer companies against which the Company competes for executive talent (see “Benchmarking Executive Compensation Competitiveness” below). The competitiveness of the Company’s program is viewed by individual benchmark positions which are comprised of comparable executive positions. The Committee intends to provide target level compensation opportunity that falls within a reasonable target opportunity range. Because of the changes in the Company’s organization, its relationship to DSW, and the Value City transaction, market survey data was obtained in 2008 to provide a range of revenue from $281 million to $1.4 billion. This comparison offers a “blending” that the Committee believes more fairly reflects the organization relationships for executive compensation review purposes, given the restructuring of the Company. The Committee also sought to manage compensation comparisons for a reduced-size organization so as to minimize disruption and retain qualified NEOs.

Following the significant restructuring of NEO positions in 2008, the Committee modified the compensation for Mr. McGrady, who assumed the CEO position in addition to his CFO position, recognizing his modified responsibilities and providing for his retention. The Committee examined the unusual business context presented by the disposition of Value City and the Filene’s Basement strategic review, and determined that the modified compensation provided to the NEO was reasonable and appropriate.

Compensation
Components	Targeted Competitive Position	Purpose
Base salary	Above 50th percentile of the peer group at $750 million and $1.8 billion sales scopes.	Fixed component of cash compensation intended to fairly compensate executive for the responsibility level of the position held.

Annual incentives	Targeted annual bonus opportunities are set in relation to 50th percentile of the peer group with a median sales scope of $741 million.	Short-term variable component of cash compensation intended to motivate and reward the NEO’s contribution to achieving the Company’s short-term/annual financial objectives.

Long-term incentives	Opportunities are limited but viewed in relation to 25th percentile of the peer group and a median sales scope of $741 million.	The longer-term variable component of cash compensation intended to motivate and reward the NEO’s contribution to achieving the Company’s long-term objectives.

Retirement and other benefits	Equal to median of peer group.	Fixed component of compensation intended to protect against castastrophic expenses (healthcare, disability and life insurance) and to provide opportunity to save for retirement (401(k)).

Perquisites	Equal to or better than market median.	Fixed component of cash compensation intended to provide an economic benefit to the Company in its ability to attract and retain executive talent.

Post-termination compensation (severance and change-in-control)	Equal to median of peer group.	Fixed component of cash compensation intended to provide temporary income replacement following an executive’s involuntary termination without cause and, in the case of a change-in-control and the Company’s CEO, to also provide some continuity of management during that event.
Mr. Wilansky’s compensation as CEO was initially established pursuant to a 2004 employment agreement entered into when he assumed this position, and was composed of a base salary, plus a bonus with a target amount equal to base salary, plus restricted stock units (“RSUs”) and SARs. The other NEOs’ compensation in the past has generally been established pursuant to individual employment agreements, and has included a base salary, a bonus opportunity, SARs and, in certain cases, RSUs. The target bonus has typically been equal to 45% to 50% of base salary.
As discussed below, for fiscal 2009, the Committee has determined that a target bonus is not feasible and has instead provided retention incentives to the current NEOs.

Three crucial elements comprise the Company’s compensation programs for NEOs:
•	Base Salaries: Competitive base salaries are established at or above median to help balance overall total cash compensation for the absence of annual long-term equity grants and to also attract and retain a talented leadership team. When approving base salaries, the Committee considers many factors, including total compensation, the scope of responsibilities, years of experience, the competitive marketplace and the proven performance of the executive. Increases are based on contractual arrangements and merit and on a comprehensive performance management process that assesses each NEO’s leadership and performance over the previous year, as well as on the NEO’s potential for development and performance in the future.

•	Annual Cash Incentive Program: The Company has historically provided an annual cash incentive program to recognize, motivate and reward individual and group performance. Prior to fiscal 2008, cash incentive opportunities were provided to the NEOs under the Company’s 2003 Cash Incentive Plan (the “2003 Plan”). The Company’s 2007 Cash Incentive Compensation Plan (the “2007 Plan”) was approved by the Company’s shareholders at the 2007 annual meeting of shareholders and replaced the 2003 Plan as of the beginning of fiscal 2008. The Committee administers the 2007 Plan as to NEOs and has full power to decide which NEOs participate in the 2007 Plan and the amount of the awards participants receive.

NEOs participate in the Company’s annual cash incentive program referred to as the MIP. The MIP is designed to motivate and reward NEOs by aligning pay with annual performance and reward NEOs for the achievement of financial objectives established at the beginning of each fiscal year. Bonuses are generally approved by the Committee in April of the subsequent fiscal year for the prior year’s performance and are based upon meeting established annual financial goals for the Company. The Committee approves target award levels for each NEO along with minimum threshold and maximum stretch award opportunities. The award opportunity ranges from 50% of the target opportunity at threshold to 200% of target opportunity at maximum stretch. The Committee also reserves the ability to consider achievement of established strategic objectives and certain qualitative factors for the NEOs as a group and individually in determining the total cash bonus to be paid to each NEO.

The Company does not have formal policies, nor did it require any in fiscal year 2008 because there were no applicable decisions regarding the adjustment or recovery of awards or payments in the event that relevant performance measures are restated and adjusted in a manner that would reduce the size of such awards or payments.

•	Long-Term Equity and Equity-Related Incentives: To align the interests of management with long-term shareholder interests, the Committee provides long-term incentives to NEOs. The Committee administers the Company’s equity incentive plans and has the authority, in its discretion, to decide who will receive awards.

The Company has a Second Amended and Restated 1991 Stock Option Plan (the “1991 Plan”) that provided for the grant of options to purchase up to 4,000,000 common shares. Such stock option grants were generally exercisable 20% per year on a cumulative basis and remain exercisable for a period of ten years from the date of grant. No further awards are being granted under the 1991 Plan, but some current NEOs have outstanding options under the 1991 Plan.

The Company has a Second Amended and Restated 2000 Stock Incentive Plan (the “2000 Plan”) that provides for the issuance of awards to purchase up to 13,000,000 common shares to management, key employees of the Company and affiliates, consultants and directors of the Company. The 2000 Plan was originally approved by shareholders on August 29, 2001. The 2000 Plan provides for the issuance of stock options, SARs, restricted stock, performance units and performance shares. Stock options granted to NEOs and others generally vest 20% per year on a cumulative basis and remain exercisable for a period of ten years from the date of grant. Unless provided otherwise in the award agreements, all outstanding options granted under the Company’s equity incentive plans will become immediately exercisable in the event of a change in control, as defined in the 2000 Plan.

The Company has no requirement for NEOs to own RVI common shares. The Committee believes that the long-term equity and equity-related incentives created for the NEOs appropriately aligns their interests with those of the shareholders. The Company does have an Insider Trading Policy that prohibits insider trading and requires Company pre-clearance of trading in the common shares of the Company or the DSW Class A Shares.

The Company does not have an ongoing, annual program of granting long-term equity or equity-related incentives. Instead, long-term equity incentives are included in the annual evaluation of compensation, to determine if the Committee’s described compensation objectives for NEOs are being met or require additional grants to achieve those objectives. If an NEO because of a promotion or otherwise has a new employment agreement, grants, and in particular front-loaded grants, are considered at that time. In addition, the Committee responds to requests by management for grants for purposes of retention. The long-term equity incentives granted to NEOs are typically in the form of stock options, standard or performance-based SARs, shares of restricted stock and RSUs. The long-term equity incentives are designed to reward NEOs for increasing long-term shareholder value, provide a competitive total compensation and to retain the NEOs at the Company. With respect to stock options and SARs, the exercise price is determined by the share price on the date of the grant. RSUs are granted to provide an additional mix of equity value in a compensation package, and to enhance the retention aspects of an NEO’s total compensation. RSUs are not granted pursuant to the 2000 Plan, although terms in the 2000 Plan that may be applicable to the RSUs are applied to those RSUs. RSUs have no voting or dividend rights and can be exercised only for cash. The Committee reviews the degree to which past awards have been earned and retired, and considers future awards based on driving additional shareholder value and providing fair compensation for future performance.

The Committee provides grants of RSUs for the purpose of providing incentives for executives to remain with the Company because these grants have intrinsic value from the date of grant. The value of RSUs also increases with increases in stock price, but RSUs are typically granted in much smaller amounts than SARs because of the total value imparted in a grant of RSUs. The Committee believes a mix of SARs and RSUs provides optimal benefit for the Company at this time.

Historically, the Company settled SARS in cash, primarily due to restrictions imposed by the Company’s credit facilities and other dilution considerations. Beginning in fiscal year 2003, the Company issued SARs, subject to the applicable terms of the 2000 Plan. Some of these SARs are subject to an Option Price Protection Provision (“OPPP”) and are awarded at the greater of market value or $4.50 per share and are subject to a vesting schedule. The OPPP provides that the issuance of any options to replace the SARs is contingent and entirely at the discretion of the Company. This was done because stock options were not available to be awarded due to loan-related restrictions on the issuance of stock options and other dilution considerations. Currently, the Company’s intention is to settle all future exercises of SARs granted under the 2000 Plan in the form of common shares, unless prohibited by the individual’s award agreement. The OPPP does not apply once SARs are actually exercised.

Beginning in fiscal year 2004, the Company issued RSUs to several NEOs. The RSUs do not have voting or dividend rights and may be settled only in cash. On the date of vesting of any RSUs, the Company pays cash to the holder in an amount equal to the fair market value, as defined in the Company’s 2000 Plan, of a share of Company common stock.

DSW has a 2005 Equity Incentive Plan that provides for the issuance of options to purchase up to 7,600,000 DSW Class A Shares or the issuance of stock units to management, key employees of DSW and affiliates, consultants, and directors of DSW. Stock options generally vest 20% per year on a cumulative basis and remain exercisable for a period of ten years from the date of grant. The DSW Compensation Committee and Board of Directors, which act independently of the Company, have granted DSW stock options to some of the Company’s NEOs based on their efforts in connection with the DSW IPO and past and ongoing services performed for DSW.
Other forms of compensation:
Benefits
The Company offers health and welfare plans to the NEOs consistent with those accorded to the general employee population including medical, life, dental and disability coverage as well as a qualified 401(k) retirement savings opportunity, all at the election and contribution of the NEO. The Company permits 401(k) contributions up to $15,500, and for NEOs that qualify by age, an additional $5,000 unmatched catch-up contributions for a total of $20,500, which is the limit established by the IRS for 2008. The Company historically provided a 100% match of contributions which did not exceed 3% of pay and a 50% company match of contributions from 3% to 5% of pay, but made the decision for fiscal 2009 to suspend the company match of contributions and thus achieve savings for the Company in today’s difficult economic environment. For fiscal 2008, the match was applied only to contributions up to $15,500 or up to a maximum compensation limit of $230,000 for 2008. The Company does not provide supplemental retirement plans, deferred compensation plans or special life insurance policies for the NEOs.
Perquisites
During fiscal 2008, Mr. Wilansky received a monthly perquisite allowance and fuel reimbursement benefit, while the other NEOs received a car allowance and fuel reimbursement benefit. The Committee believes that the allowances and tax gross-ups incorporated into the allowances are in line with general industry practice for similar allowances provided to NEOs by competing retail organizations.
Benchmarking Executive Compensation Competitiveness
The Committee retained an independent executive compensation consulting firm, Watson Wyatt Worldwide Inc. (“Watson Wyatt”), to advise it on all elements of NEO compensation including base salary, short-term incentives and long-term equity compensation. The firm is independent from the Company. The Committee regularly reviews competitive data through surveys provided by its independent consultant. The Committee carefully reviews the data as a basis for guidance as to competitiveness, fairness, and retention decisions it makes regarding compensation packages. For fiscal year 2008, the Committee compared each NEO’s compensation against market compensation benchmarks drawn from a peer group of available publicly-traded retail industry companies (collectively, the “Peer Group”). With input from Watson Wyatt, the Committee selected the Peer Group to consist of appropriately-sized, publicly traded specialty retailing companies and competitors against which the Committee believes RVI competes for talent and shareholder investment.

The Peer Group used for fiscal year 2008 is set forth below:

Peer Group Company	Peer Group Company
Abercrombie & Fitch Co.	L.L. Bean Incorporated

Aeropostale, Inc.	Linens ‘n Things, Inc.

Ann Taylor Stores Corporation	Mervyn’s

Belk, Inc.	Pacific Sunwear of California, Inc.

Big Lots, Inc.	Payless ShoeSource, Inc.

The Bon-Ton Stores, Inc.	Phillips-Van Heusen Corporation

Brown Shoe Company, Inc.	Pier 1 Imports, Inc.

Charming Shoppes, Inc.	Redcats USA

Dollar General Corporation	Ross Stores, Inc.

Eddie Bauer, Inc.	Sports Authority, Inc.

Goody’s Family Clothing, Inc.	Stein Mart, Inc.

Home Interiors and Gifts	Williams-Sonoma, Inc.

Kohl’s Corporation
This group of companies represents those companies with which the Company would compete for executive talent and share similar industry profiles. In addition, many of the Peer Group companies participate in the same independent annual surveys thereby making the Committee’s compensation decisions more accurate and reflective of the marketplace and a competitive package.
In addition, the Committee received information obtained and provided by its independent compensation consultant, including data from surveys published by Watson Wyatt Data Services. This data was regressed to a revenue scope of $750 million and $1.8 billion, reflecting revenue more comparable to the present operations of the Company.
The Company relied upon the market and peer group data obtained from Watson Wyatt. The Committee’s high level of confidence in the accuracy of the data provided and in the expertise and independence of its consultant provides the comfort level necessary to assess and make appropriate executive compensation decisions that are in the best interests of the shareholders. In addition, management from time to time provides the Committee with compensation market data for its review and approval.
In making comparisons between RVI pay levels and Peer Group company pay levels, the Committee considered both the company data as reported and the tabular data for the Peer Group companies as well as adjusted survey data for the peer group companies based on regression analysis, provided by Watson Wyatt that accounts for differences between RVI’s revenues and the median revenues of the peer group companies. The pay elements used for comparison purposes were targeted total cash compensation (consisting of base salary and target annual cash incentive compensation) and long-term equity incentive compensation. Generally, the Committee targeted NEOs’ compensation to fall between the 50th and 75th percentiles of Peer Group data for both total cash compensation and long-term incentive compensation.
Agreements with Key Executives
Former CEO Heywood Wilansky
On November 18, 2004, the Company and Mr. Wilansky entered into an employment agreement with an effective date of November 1, 2004. The initial term of the agreement expired at the end of the Company’s 2007 fiscal year and automatically extended for successive one-fiscal-year periods thereafter, until the Company gave timely written notice to Mr. Wilansky that it did not wish for the next automatic extension to continue the agreement. The Committee decided to renew Mr. Wilansky’s contract for the fiscal year through January 31, 2009, but on August 1, 2008 provided a notice of non-renewal of the agreement, and Mr. Wilansky’s employment with the Company was terminated effective January 31, 2009.
Mr. Wilansky’s employment agreement provided for an annual base salary of $1,000,000 with minimum annual increases of 2.5%. In addition, Mr. Wilansky was eligible to receive incentive compensation under the terms of the Company’s annual incentive compensation plan for key executives, with a target annual bonus per fiscal year of 100 percent of base salary, a minimum, non-guaranteed threshold annual bonus of 50 percent and a maximum annual bonus per fiscal year of 200 percent of base salary. The Company agreed to provide Mr. Wilansky with the following minimum bonus guarantees, each subject to his continued employment through the end of the applicable fiscal year: (i) $800,000 for the 2004 fiscal year; (ii) $1,000,000 for the 2005 fiscal year; and (iii) $250,000 for the 2006 fiscal year. For fiscal year 2007 and for fiscal year 2008, there were no minimum bonus guarantee provisions. In addition, Mr. Wilansky was entitled to an annual perquisite allowance from the Company of $50,000 (which amount includes any associated tax gross-up), payable in equal installments in accordance with the Company’s payroll practices for executive employees.
As stated in his employment agreement, Mr. Wilansky’s employment terminated on the last day of the employment term then in effect. As a result of termination by non-renewal, (i) the Company will pay Mr. Wilansky’s base salary continuation for a period of 18 months following the date of termination; (ii) the Company will reimburse Mr. Wilansky for his cost of maintaining continuing health care coverage for a period of no more than 18 months following the effective date of termination, subject to certain provisos; (iii) any SARs and RSUs granted to Mr. Wilansky that would have vested during the three months following such termination shall vest on the date they would have so vested; and (iv) any SARs and RSUs that remain unvested at the conclusion of such three months shall be forfeited.
On December 9, 2008, the Company and Mr. Wilansky entered into an amendment to the employment agreement. As amended, Mr. Wilansky’s employment agreement provided generally for the specific payments and benefits described above for a period of 18 months following the termination date as provided in his original employment agreement. The payment schedule is subject to Section 409A provisions of the Code and includes a one-time payment of $25,000 for continuing health care premiums, a company discount card as provided to retirees, reimbursement of Mr. Wilansky’s cost of maintaining health care coverage and any SARs and non-qualified stock options that would have vested during the three months following the termination date. As a result, all SARs and non-qualified stock options are fully vested as of the date of termination.
CEO and CFO Jim McGrady
Mr. McGrady entered into an employment agreement with the Company effective June 21, 2000, with an initial term ending June 21, 2003. Mr. McGrady’s employment agreement extends automatically for successive 12-month periods unless either party notifies the other of an intent to terminate, in writing, at least 60 calendar days prior to the date of automatic extension. The agreement provided for a minimum annual salary of $300,000 and a bonus of at least 40 percent of Mr. McGrady’s base salary if Board-approved, predetermined, performance measures set annually are met. Mr. McGrady’s base salary has been increased over the years and Mr. McGrady’s bonus at target was later increased to 50 percent of base salary and included a minimum threshold bonus opportunity at 25 percent of base salary and a maximum bonus opportunity of 100 percent of base salary. As discussed below, pursuant to an amendment to Mr. McGrady’s employment agreement, Mr. McGrady’s annual base salary was reduced to $200,000 effective June 22, 2008. Mr. McGrady’s agreement provides for his participation in the 401(k) plan and welfare benefit plans of the Company at a level commensurate with his title and position. The agreement also provides for a car allowance and fuel card.
The Company may terminate the employment agreement during its term, for any reason, upon 30 days written notice to Mr. McGrady, and may, in its sole discretion, require Mr. McGrady to cease active employment immediately. In the event of such a termination (other than termination for “cause”), Mr. McGrady shall be entitled to: (i) severance pay in the form of base salary for 12 months, subject to certain provisos; (ii) payment of any incentive bonus declared, but unpaid, if he has been employed the full fiscal year prior to the date of termination; and (iii) continuation of his health coverage for 12 months under the same terms as provided to other Company executives, subject to certain provisions.

If the Company terminates Mr. McGrady’s employment for “cause,” the Company’s obligations under the employment agreement cease on Mr. McGrady’s last day of active employment, except that the Company shall pay to Mr. McGrady: (i) any unpaid portion of his salary earned to the date of termination; (ii) any unpaid, declared bonus; and (iii) any unpaid business expenses properly incurred by Mr. McGrady under the employment agreement prior to termination.
Either the Company or Mr. McGrady may terminate the agreement at the end of its term or any extension thereof, or Mr. McGrady may voluntarily terminate his employment with the Company, by giving 60 calendar days written notice. In the event of any such termination, the Company shall have no further obligations to Mr. McGrady under the agreement, except that the Company shall pay to Mr. McGrady (i) any unpaid portion of his salary earned to the date of termination, and (ii) any unpaid, declared bonus, together with any unpaid business expenses properly incurred by Mr. McGrady under the agreement prior to termination.
Effective June 22, 2008, the Company and Mr. McGrady entered into an amendment to his June 21, 2000 employment agreement. Special compensation arrangements include an annual base salary of $200,000 and special retention payments consisting of $200,000 payments on or before July 18, 2008 and January 2, 2009, which special retention payments were timely paid. In addition, monthly retention payments of $10,000 will be paid over a 54-month period commencing on February 1, 2009 through and including July 1, 2013. If Mr. McGrady is terminated pursuant to Section 5.3 of his employment agreement, the monthly retention continues and will not be affected by the termination. As a condition to receiving these retention payments, upon the termination of Mr. McGrady’s employment and if requested by the Company, Mr. McGrady will enter into a mutually agreeable consulting agreement with the Company for a period up to and including July 31, 2013 provided, however, that the terms of such consulting agreement shall not cause Mr. McGrady’s termination to fail to qualify as a “separation from service” within the meaning of Section 409A of the Internal revenue Code of 1986, as amended (“Section 409A”).
Effective February 1, 2009, Mr. McGrady was appointed Chief Executive Officer and President of the Company. He will also retain his Chief Financial Officer responsibilities.
Former CAO Jed Norden
Mr. Norden entered into an employment agreement with the Company effective as of January 29, 2006. The agreement provided for an annual salary of $500,000 with annual increases of a minimum of 2.5% of annual base salary as of the first day of each fiscal year of the Company. The agreement also provided for a cash incentive bonus of 50 percent of Mr. Norden’s base salary if Board-approved, predetermined, performance measures set annually are met with a minimum annual threshold bonus potential of 25 percent of base salary per fiscal year and a maximum annual bonus potential per fiscal year of 100 percent of base salary. The agreement further provided for Mr. Norden’s participation in the 401(k) plan or welfare benefit plans of the Company at a level commensurate with his title and position and also includes a vehicle allowance and fuel card.
On April 23, 2008, the Company delivered notice to Mr. Norden that his employment would be terminated effective as of May 2, 2008. Mr. Norden was terminated by the Company “without cause” as this term is defined in his employment agreement, which requires that the Company will continue to pay Mr. Norden’s base salary for the twelve months beginning on the date of termination without cause. Mr. Norden is entitled to: (i) reimbursement for the cost of maintaining continuing health coverage for a period of no more than 12 months following the date of termination, subject to certain provisos; (ii) the pro rata share of any cash incentive bonus that he would have otherwise received for the year of termination had he not been terminated; (iii) exercise any outstanding stock options that were vested on the date of termination and those that would have vested during the one year following the effective date of termination, in each case subject to the terms of the 2000 Plan and any applicable agreement thereunder; (iv) specific SAR and RSU equity grants under the agreement automatically and fully vested upon termination without cause—Mr. Norden was able to exercise any and all outstanding stock options, SARs and RSUs on the date of or within 60 days of termination without cause; and (v) any rights accruing to him under any applicable employee benefit plan, fund or program.

General Counsel Julia Davis
Ms. Davis entered into an employment agreement with the Company effective as of April 29, 2004. The agreement provides for an annual salary of $260,000 and a cash bonus of 50% of her base salary if Board-approved, predetermined, performance measures set annually are met with a minimum annual threshold bonus potential of 25 percent of base salary and a maximum annual bonus potential of 100 percent of base salary. In addition, for each year Ms. Davis’ annual salary is less than $300,000, she will receive a minimum guaranteed bonus to raise her salary to $300,000. The agreement also provides for Ms. Davis’ participation in the 401(k) plan or welfare benefit plans of the Company at a level commensurate with her title and position. The agreement also provides for a car allowance and fuel card.
If the Company terminates Ms. Davis’ employment for “cause,” or if Ms. Davis voluntarily terminates her employment with the Company, the Company shall pay to Ms. Davis: (i) the unpaid base salary Ms. Davis earned to the date of termination; (ii) any unpaid cash incentive bonus earned for the fiscal year that ends before the fiscal year during which such termination occurs; (iii) equity incentives to which Ms. Davis is entitled under the 2000 Plan and the applicable stock option and RSU agreements; and (iv) any rights accruing to Ms. Davis under any applicable employee benefit plan, fund or program.
If the Company terminates Ms. Davis’ employment “without cause,” Ms. Davis will be entitled to: (i) her base salary for 12 months beginning on the date of termination; (ii) reimbursement for the cost of maintaining continuing health coverage for a period of no more than 12 months following the date of termination, subject to certain provisos; (iii) the pro rata share of any cash incentive bonus that she would have otherwise received for the year of termination had she not been terminated; (iv) exercise any outstanding stock options that are vested on the date of termination and those that would have vested during the one year following the effective date of termination, in each case subject to the terms of the 2000 Plan and any applicable agreement thereunder; and (v) any rights accruing to her under any applicable employee benefit plan, fund or program.
Former Controller Steve Miller
Mr. Miller entered into an employment agreement with the Company effective October 10, 2003. The agreement provided for an annual base salary of $220,000 and a bonus of 45% of Mr. Miller’s base salary if Board-approved, predetermined, performance measures set annually were met with a minimum annual threshold bonus potential of 22.5 percent of base salary and a maximum annual bonus potential of 90 percent of base salary. The agreement also provided for Mr. Miller’s participation in the 401(k) plan or welfare benefit plans of the Company at a level commensurate with his title and position. The agreement also provided for a car allowance and fuel card.
Mr. Miller voluntarily terminated his employment with the Company effective January 3, 2009. Pursuant to the employment agreement, the Company was required to pay to Mr. Miller: (i) the unpaid base salary Mr. Miller earned to the date of termination; (ii) any unpaid cash incentive bonus earned for the fiscal year that ends before the fiscal year during which such termination occurs; (iii) equity incentives to which Mr. Miller is entitled under the 2000 Plan and the applicable stock option agreements; and (iv) any rights accruing to Mr. Miller under any applicable employee benefit plan, fund or program.
Covenants Applicable to all Key Executives
The executives listed above have in their employment agreements the following obligations: non-competition, for the period of post-termination benefits or one year, whichever is longer; non-solicitation, for a period of two years; non-interference with company business, for a period of two years; confidentiality, for an ongoing period; nondisparagement, for an ongoing period; and cooperation, for an ongoing period.

Fiscal Year 2008 and Fiscal Year 2009 to date NEO Compensation Decisions and Rationale
The Committee had previously assembled pay packages for its former CEO and other NEOs deemed, at the time, sufficient to attract and retain the individuals with the necessary talent and capabilities. In 2004, in the former CEO’s three-year employment agreement, the Committee established the base pay for the CEO at a rate above the median for a company of its size. In 2007, the base pay for the CFO was increased based on his contributions to and responsibilities with the Company, and the Committee determined that it was appropriate for the CFO’s pay to be above the median base pay for companies of this size. The base pay for the other NEOs was above the median.
At the beginning of fiscal 2008, the former CEO reviewed the materials and analysis supplied by the independent compensation consultant, and received guidance from human resources management and the Chief Administrative Officer regarding these materials and analysis. Based on this and on his view of the personal performance and the attainment of specific goals by the other NEOs, the former CEO made recommendations and provided performance evaluations to the Committee relating to increases in the base salaries and payment of bonuses to the other NEOs and certain other executives. He also proposed the specific elements of the 2008 incentive compensation program. The Committee then discussed and analyzed the various recommendations with its independent compensation consultant and in subsequent meetings voted to authorize pay increases and bonuses for certain of the NEOs. The Committee also approved the incentive compensation program for the 2008 fiscal year. These fiscal year 2008 decisions and the full rationale for these decisions were fully set forth in the Company’s 2008 Proxy Statement Compensation Discussion and Analysis.
Additional Fiscal Year 2008 Compensation Decisions
Based on competitive market data and recommendations by its independent compensation consultant, coupled with individual performance evaluation results, the Committee took action designed to retain the CFO in the context of revised corporate opportunities and challenges and the difficult economic environment. The action amended Mr. McGrady’s employment agreement effective June 22, 2008 to reduce his annual base salary to $200,000 but provided for a series of retention payments of $200,000 on or before July 18, 2008, $200,000 on or before January 2, 2009 and additional retention payments of $10,000 per month for a 54-month period commencing on February 1, 2009 through and including July 1, 2013. As a condition to receiving these retention payments, upon the termination of employment and if requested by the Company, Mr. McGrady agreed to enter into a mutually agreeable consulting agreement with the Company for a period up to and including July 31, 2013. The Committee determined, in consultation with its independent compensation consultant, that this reduced salary and retention payment program provided the appropriate incentive for Mr. McGrady to remain in his position. The Committee determined that the retention of Mr. McGrady for these purposes was critical for continuing, non-disruptive leadership of the Company’s strategic review of Filene’s Basement and the continuation of other strategic corporate projects.
Effective February 1, 2009 Mr. McGrady was appointed Chief Executive Officer and President of the Company, retaining his Chief Financial Officer responsibilities, with no change to the modified compensation arrangement described above.
Fiscal Year 2009 Compensation Decisions
Suspending the Fiscal 2009 401(k) Company Matching Contribution
In May, 2009 the Committee ratified the Company’s decision to suspend the fiscal 2009 match of 401(k) contributions, which reduced the compensation of the Company NEOs by the amount such a match would have provided. The Committee determined that this approach was fair and equitable given the Company’s decision to create savings by suspending the match as to all Retail Ventures Services and Filene’s Basement employees.

No Increase to Fiscal 2009 Base Salaries
In March, 2009 the Committee determined, in consultation with its independent compensation consultant, that in light of the difficult economic environment and the restructured responsibilities of the NEOs, there would be no increases in the base salaries of the NEOs for fiscal 2009.
Deciding to Not Establish a Fiscal Year 2009 Cash Incentive Program
In March 2009 the Committee determined, in consultation with its independent compensation consultant, that the ongoing corporate affairs and strategic initiatives of the Company did not lend themselves to the creation of feasible measurable performance goals for the NEOs for fiscal 2009. The Committee determined that the lack of an incentive program for fiscal 2009 would not negatively affect retention of Mr. McGrady and Ms. Davis, given the Committee’s actions in fiscal 2008 and 2009 to provide retention payments to these NEOs.
Grant of Retention Payment
In May, 2009 the Committee took action designed to retain the General Counsel in the context of her revised and expanded responsibilities, revised corporate opportunities and challenges and the difficult economic environment. The Committee granted Ms. Davis a retention payment of $120,000, to be paid on the earlier of 1) January 31, 2010 upon condition of her continued employment through that date or 2) her voluntary separation of employment from the Company, provided that the timing of such separation of employment is approved and agreed upon by the Committee or 3) her termination “without cause” as that termination is defined in her employment agreement. The Committee determined, in consultation with its independent compensation consultant, that this retention payment program provided the appropriate incentive for Ms. Davis to remain in her position. The Committee determined that the retention of Ms. Davis for these purposes was critical for continuing, non-disruptive leadership of the Company’s transition following the disposition of Value City and Filene’s Basement and the continuation of other strategic corporate projects.
Appropriateness of NEO Compensation Design and Outcomes
In its components and in total, the Committee concluded that each NEO’s compensation is fair, reasonable and appropriate. Through the process of its annual approval of incentive compensation and periodic equity and retention payment grants, and as specifically explained above, the Committee maintains control over each NEO’s compensation plan and ensures that it is consistent with the interests of shareholders.
Compliance with Section 409A
In 2004, Section 409A was added to the Internal Revenue Code, which created new rules for amounts deferred under “nonqualified deferred compensation plans.” Section 409A includes a broad definition of nonqualified deferred compensation plans that applies to various of the Company’s equity and bonus plans and employment agreements. Payments of nonqualified deferred compensation that is subject to Section 409A are subject to a 20 percent excise tax if the terms of the plan or agreement do not comply with the requirements of Section 409A. All plans and agreements that provide for nonqualified deferred compensation were required to be amended to be in documentary compliance with the requirements of Section 409A by no later than December 31, 2008. During fiscal 2008 the Company reviewed and amended its plans and agreements that provide for nonqualified deferred compensation to comply with, or be exempt from, these requirements, as applicable.

THE COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on the Compensation Committee’s review and discussion with management, the Compensation Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for fiscal 2008.
Respectfully submitted,
Compensation Committee
Elizabeth M. Eveillard, Chair
Henry L. Aaron
Lawrence J. Ring
Harvey L. Sonnenberg
James L. Weisman

COMPENSATION OF MANAGEMENT
The following table summarizes compensation awarded or paid to, or earned by, each of the named executive officers (“NEOs”) during the Company’s 2008, 2007 and 2006 fiscal years. The Company follows a 52/53-week fiscal year that ends on the Saturday nearest to January 31 in each year. Fiscal years 2008 and 2007 consisted of 52 weeks and fiscal year 2006 consisted of 53 weeks.
SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2008

										Non-Equity
						Stock				Incentive Plan		All Other
Name and	Fiscal	Salary		Bonus		Award(s)		Option Award(s)		Compensation		Compensation	Total
Principal Position	Year	($)		($)		($)(1)		($)(1)		($)		($)(2)	($)
Jay L. Schottenstein	2008	$750,000	(3)	None		None		$378,582	(4)	None		$1,082	$1,129,664
Chairman	2007	$750,015	(3)	None		None		$257,107	(4)	None		$4,316	$1,011,438
	2006	$710,482	(3)	None		None		$40,626	(4)	None		$2,998	$754,106

Heywood Wilansky	2008	$1,076,891		None		None		$10,610		$131,381	(5)	$1,668,993	$2,887,875
President and Chief	2007	$1,050,625		None		$645,000		$(2,018,442	)(6)	None		$53,302	$(269,515)
Executive Officer	2006	$1,044,711		None		$1,304,995		$4,627,142		$546,674	(5)	$53,339	$7,576,861

James A. McGrady	2008	$328,462		None		None		$131,216		$0	(7)	$430,107 (8)	$889,785
EVP, Chief Financial	2007	$522,692		$150,000	(7)	None		$93,334		None		$30,132	$796,158
Officer, Treasurer and Secretary	2006	$513,750		$63,998	(7)	None		$247,662		$136,002	(7)	$39,749	$1,001,161

Jed L. Norden	2008	$163,655		None		$52,850		$58,593		$8,011	(9)	$537,578	$820,687
Executive Vice President and	2007	$512,500		$70,000	(9)	$64,000		$(1,054,509	)(6)	None		$32,224	$(375,785)
Chief Administrative Officer	2006	$509,615		$46,665	(9)	$194,050		$801,606		$133,335	(9)	$35,544	$1,720,815

Julia A. Davis	2008	$357,692		None		$(7,710	)(11)	$105,903		$0	(10)	$31,284	$487,169
Executive Vice President	2007	$341,923		$150,000	(10)	$26,033		$71,643		None		$29,602	$619,201
and General Counsel	2006	$326,923		$63,332	(10)	None		$93,986		$86,668	(10)	$30,246	$601,155

Steven E. Miller	2008	$282,115		None		$(21,694	)(11)	$105,903		$14,846	(12)	$26,393	$407,563
Senior Vice President	2007	$283,462		$100,000	(12)	$21,694		$70,550		None		$27,650	$503,356
and Controller	2006	$275,961		$83,999	(12)	None		$92,071		$66,001	(12)	$30,364	$548,396

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal years 2008, 2007 and 2006 for stock awards and option awards granted to each of the NEOs, in 2008, 2007 and 2006 as well as prior fiscal years, in accordance with SFAS 123 (revised 2004) Share-Based Payment (“SFAS No. 123R”). For additional information on the valuation assumptions, refer to Note 4, Stock Based Compensation, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended January 31, 2009 as filed with the SEC on April 29, 2009. See the Grants of Plan-Based Awards Table for information on awards made in fiscal year 2008. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by each of the NEOs.

(2)	The amounts shown in this column are comprised of the items set forth in the following table:

						Life
						Insurance
		Cash	Car			Premiums/	401(k)
	Fiscal	Perquisite	Allowance/	Country	Tax	Executive	Matching		Retention
Name	Year	Allowance	Fuel Card	Club	Gross-up	Physicals	Contributions	Severance	Payments	Total
Jay L. Schottenstein	2008						$1,082			$1,082
	2007						$4,316			$4,316
	2006						$2,998			$2,998

Heywood Wilansky	2008	$50,000	$2,811			$845		$1,615,337		$1,668,993
	2007	$50,000	$2,157			$1,145				$53,302
	2006	$50,962	$1,597			$780				$53,339

James A. McGrady	2008		$20,890			$536	$8,681		$400,000	$430,107
	2007		$20,906			$780	$8,446			$30,132
	2006		$21,212	$6,285	$2,687	$769	$8,796			$39,749

Jed L. Norden	2008		$4,894			$530	$6,841	$525,313		$537,578
	2007		$22,885			$1,070	$8,269			$32,224
	2006		$23,144			$3,019	$9,381			$35,544

Julia A. Davis	2008		$20,880			$604	$9,800			$31,284
	2007		$20,508			$533	$8,561			$29,602
	2006		$21,004			$496	$8,746			$30,246

Steven E. Miller	2008		$19,282			$449	$6,662			$26,393
	2007		$20,159			$976	$6,515			$27,650
	2006		$20,692			$965	$8,707			$30,364

(3)	Includes the amounts of $500,000, $500,015 and $455,666, which represents the salary paid to Mr. Schottenstein directly by DSW in fiscal year 2008, fiscal year 2007 and fiscal year 2006, respectively, for service as DSW’s Chief Executive Officer and Chairman.

(4)	Represents option awards granted to Mr. Schottenstein by DSW for service as DSW’s Chief Executive Officer and chairman, which are exercisable for DSW Class A Shares.

(5)	Under the Company’s annual incentive plan, Mr. Wilansky earned a cash incentive award of $131,381 and $546,674 for fiscal year 2008 and fiscal year 2006 performance, respectively.

(6)	Negative option award expense in fiscal year 2007 related to SARs, held by Messrs. Wilansky and Norden, was due to the decline in the RVI common share price during the fiscal year.

(7)	Under the Company’s annual incentive plan, Mr. McGrady earned a cash incentive award of $20,036 and $136,002 for fiscal year 2008 and fiscal year 2006 performance, respectively. However, Mr. McGrady declined receipt of the $20,036 incentive award for fiscal year 2008. In addition, Mr. McGrady was granted a discretionary cash bonus of $150,000 and $63,998 for fiscal year 2007 and fiscal year 2006, respectively.

(8)	For fiscal 2008, represents total retention payments made to Mr. McGrady pursuant to the terms of the June 2008 amendment to his employment agreement.

(9)	Under the Company’s annual incentive plan, Mr. Norden earned a cash incentive award of $8,011 and $133,335, for fiscal year 2008 and fiscal year 2006 performance, respectively. In addition, Mr. Norden was granted a discretionary cash bonus of $70,000 and $46,665 for fiscal year 2007 and fiscal year 2006, respectively.

(10)	Under the Company’s annual incentive plan, Ms. Davis earned a cash incentive award of $21,960 and $86,668 for fiscal year 2008 and fiscal year 2006 performance, respectively. However, Ms. Davis declined receipt of the $21,960 incentive award for fiscal year 2008. In addition, Ms. Davis was granted a discretionary cash bonus of $150,000 and $63,332 for fiscal year 2007 and fiscal year 2006, respectively.

(11)	Negative stock award expense in fiscal year 2008 related to RSUs held by Ms. Davis was due to the decline in the RVI common share price during the fiscal year. Negative stock award expense in fiscal year 2008 related to RSUs held by Mr. Miller was due to their forfeiture at the time of his resignation.

(12)	Under the Company’s annual incentive plan, Mr. Miller earned a cash incentive award of $14,846 and $66,001 for fiscal year 2008 and fiscal year 2006 performance, respectively. In addition, Mr. Miller was granted a discretionary cash bonus of $100,000 and $83,999 for fiscal year 2007 and fiscal year 2006, respectively.
FISCAL YEAR 2008 GRANTS OF PLAN-BASED AWARDS

					All
					Other			Grant
					Stock	All Other		Date Fair
					Awards:	Option	Exercise	Value of
		Estimated Possible Payouts Under			Number	Awards	or Base	Stock
		Non-Equity Incentive Plan			of Shares	Number of	Price of	and
		Awards(1)			of Stock	Securities	Option	Option
		Threshold	Target	Maximum	or Units	Underlying	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	Options (#)	(S/Sh)	($)(2)
Jay L. Schottenstein	04/03/2008					93,400 (3)	$12.92	$537,321
Heywood Wilansky		$538,446	$1,076,891	$2,153,782
James A. McGrady		$135,000	$270,000	$540,000
Jed L. Norden		$131,329	$262,657	$525,313
Julia A. Davis		$90,000	$180,000	$360,000
Steven E. Miller		$66,375	$132,750	$265,500

(1)	The amounts shown reflect the range of payouts that each NEO was eligible to receive with respect to fiscal 2008 based on the performance goals and award formulas established by the Compensation Committee as described above within the “Compensation Discussion and Analysis.” As described fully in the Company’s 2008 Proxy Statement Compensation Discussion and Analysis, there were two award goals established, and this table reflects possible payouts if both goals were achieved. See the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for the actual amounts paid to each applicable Named Executive Officer for fiscal 2008 pursuant to the Company’s annual incentive plan. These actual results reflect that the threshold target was met only as to the RVI Corporate Indirect/Shared Service Expense Reduction goal.

(2)	Represents the dollar amount for the fair value of stock awards and option awards granted to each of the NEOs in fiscal 2008 in accordance with SFAS 123R.

(3)	Represents stock options covering DSW Class A Common Shares issued to Mr. Schottenstein by the DSW Board of Directors under the DSW Inc. 2005 Equity Incentive Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2008

	Option Awards						Stock Awards
								Market
	Number of		Number of					Value of
	Securities		Securities				Number of	Shares or
	Underlying		Underlying				Shares or	Units of
	Unexercised		Unexercised		Option		Units of Stock	Stock That
	Options		Options		Exercise	Option	That Have	Have Not
	(#)		(#)		Price	Expiration	Not Vested	Vested
Name	Exercisable		Unexercisable		($)	Date	(#)	($)
Jay L. Schottenstein	16,680	(1)	25,020	(1)	$27.80	09/07/16
	10,780	(1)	43,120	(1)	$42.88	04/05/17
			93,400	(1)	$12.92	04/03/18

Heywood Wilansky	250,000	(2)			$1.99	05/01/09
	100,000	(3)			$6.00	05/01/09

James A. McGrady	30,000	(2)			$9.94	08/09/10
	5,000	(2)			$4.48	08/29/11
	216,000	(2)			$4.50	02/03/12
	12,000	(1)	8,000	(1)	$19.00	06/28/15
	20,000	(4)	20,000	(4)	$14.33	03/29/16

Jed L. Norden(6)

Julia A. Davis	24,000	(2)			$1.63	03/14/13
	9,000	(1)	6,000	(1)	$19.00	06/28/15
	15,000	(4)	15,000	(4)	$14.33	03/29/16
							12,000 (5)	$28,680

Steven E. Miller	8,000	(2)			$8.75	09/11/10
	1,600	(2)			$4.48	08/29/11
	16,000	(2)			$2.35	07/23/12
	9,000	(1)	6,000	(1)	$19.00	06/28/15
	15,000	(4)	15,000	(4)	$14.33	03/29/16

(1)	DSW Class A Common Shares issued by the DSW Board of Directors to the NEO that vest over five years on each of the first five anniversaries of the grant date and have a term of ten years.

(2)	Stock options issued to the NEO that vest over five years on each of the first five anniversaries of the grant date and have a term of ten years.

(3)	SARs issued to the NEO that vest over five years on each of the first five anniversaries of the grant date and have a term of ten years.

(4)	SARs issued to the NEO that vest over three years, 50% at the end of year two and 50% at the end of year three, and have a term of ten years.

(5)	RSUs issued to Ms. Davis that vest over three years, 50% at the end of year two and 50% at the end of year three, and have a term of ten years. Ms. Davis’ RSUs were granted on March 8, 2007. The market value of the RSUs is calculated by multiplying the closing price of RVI’s common shares at the end of fiscal year

2008 by the total number of RSUs that had not vested as of such date. The RSUs are conditioned on continued employment on the vesting date.

(6)	SARs that were issued to the NEO expired on July 31, 2008, pursuant to the terms of his Employment Agreement.
FISCAL YEAR 2008 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Number of
	Number of	Value	Shares or
	Shares	Realized	Units	Value
	Acquired on	On	Acquired on	Realized
	Exercise	Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)
Jay L. Schottenstein
Heywood Wilansky
James A. McGrady
Jed L. Norden			10,000 (1)	$52,850 (1)
Julia A. Davis
Steven E. Miller

(1)	No common shares were issued or acquired upon the vesting and exercise of the RSUs. The RSUs are settled for cash only and have no voting or dividend rights. The value realized upon vesting of RSUs is calculated by multiplying the number of RSUs vested by the average of the high and low sales price of the Company’s common shares on the vesting date.
Potential Termination and Change of Control Payments
As described above under “Compensation Discussion and Analysis — Agreements with Key Executives,” the NEOs (other than Mr. Schottenstein) have employment agreements with the Company that entitle them to receive benefits and payments if their employment terminates under certain circumstances. The NEOs are also entitled to receive certain benefits or payments upon a change in control of the Company, including acceleration of the vesting of outstanding option awards under the 2000 Plan, which benefit is available to all plan participants.
The estimated value of the potential payments and benefits that would be received by the NEOs in the event of termination of employment or a change in control of the Company are presented in the table below. With respect to Mr. McGrady and Ms. Davis, the amounts are calculated as if the respective termination event occurred on January 31, 2009 and our common share price was $2.39, the closing price of our common shares on January 30, 2008, the last trading day of fiscal 2008. The actual amounts to be paid out will only be determinable at the time of such executive’s termination or such change of control. With respect to Mr. Wilansky, Mr. Norden and Mr. Miller, each of whose employment terminated during the 2008 fiscal year, the amounts reflect actual payments and benefits that were received by such individuals.

		Change in
Named Executive Officer	Involuntary Termination(1)	Control
Heywood Wilansky - Salary Continuation (1)	$1,615,337	$0
- Benefits Continuation (2)	$43,654	$0
- Accelerated Vesting of Equity (3)	$0	$0

James A. McGrady - Salary Continuation (1)	$200,000	$0
- Benefits Continuation (2)	$5,934	$0
- Retention Payments(4)	$540,000	$0
- Accelerated Vesting of Equity	$0	$0

Jed L. Norden(5) - Salary Continuation	$525,313	$0
- Benefits Continuation	$5,934	$0
- Accelerated Vesting of Equity	$52,850	$0

Julia A. Davis - Salary Continuation (1)	$360,000	$0
- Benefits Continuation (2)	$0	$0
- Accelerated Vesting of Equity (6)	$28,680	$0

Steven E. Miller(5) - Salary Continuation	$0	$0
- Benefits Continuation	$0	$0
- Accelerated Vesting of Equity	$0	$0

(1)	Mr. Wilansky’s employment with the Company terminated January 31, 2009. Under the terms of Mr. Wilansky’s Amendment dated December 8, 2008 to his November 1, 2004 Employment Agreement, the amount reported for “Salary Continuation” is the amount due over 18 months ending July 31, 2010. Mr. McGrady’s Amendment, dated July 3, 2008, to his June 22, 2000 Employment Agreement, provides in the event of termination he is entitled to the continued payment of base salary for 12 months at the rate then in effect on the NEO’s date of termination. With the exception of Mr. McGrady, other NEO’s whose employment terminates on an involuntary without cause basis receive 12 months “Salary Continuation” at the rate then in effect on the NEO’s date of termination.

(2)	With the exception of Mr. Wilansky, the health care cost is calculated as the difference between the Company’s cost of providing the benefits less the amount the NEO paid for such benefits as of the NEO’s date of termination. Mr. Wilansky’s Amended Employment Agreement dated December 8, 2008 reflects the continuation of health care coverage at no cost to him for 18 months following his termination on January 31, 2009. Mr. McGrady’s and Ms. Davis’ “Benefits Continuation” amount reflects the cost of maintaining health care coverage for 12 months at the coverage level in effect as of the NEO’s date of termination.

(3)	Mr. Wilansky’s employment with the Company terminated January 31, 2009.

(4)	Mr. McGrady’s Amendment to his June 22, 2000 Employment Agreement entitles him to a special monthly retention payment of $10,000 through and including July 31, 2013.

(5)	Mr. Norden’s employment with the Company terminated May 2, 2008 and Mr. Miller’s employment with the Company terminated January 3, 2009.

(6)	The amount reported for “Accelerated Vesting of Equity” reflects the intrinsic value of all unvested RSUs.

Compensation of Directors
The Compensation Committee reviews director compensation and makes recommendations to the Board of Directors regarding such compensation.
Each of Messrs. Aaron, Ring, Sonnenberg and Weisman and Ms. Eveillard is paid an annual retainer of $30,000 and receives an additional $20,000 annually for each Committee on which he or she serves. In addition, Messrs. Aaron, Deshe, Diamond, Ring, Sonnenberg and Weisman and Ms. Eveillard receive a quarterly Board meeting fee of $5,000 so long as they attend at least one Board meeting during that quarter. In 2008, Mr. Aaron and Mr. Ring also received $20,000 for their services on a 2007 Special Committee of the Board of Directors, which Committee evaluated the strategic alternatives for the Value City Department Stores subsidiary. Mr. Sonnenburg and Ms. Eveillard received $25,000 for their services on the 2007 Special Committee and for their services on the Independent Committee formed in 2008 to review and evaluate the Company’s strategic alternatives including but not limited to the strategic alternatives for the Filene’s Basement subsidiary. Mr. Weisman received $10,000 for his service on the Independent Committee. During fiscal 2008, Mr. Ring earned $20,000 for service on the Strategic Planning and Enterprise Risk Assessment Committee (“the Strategic Committee”). No other Committee members received fees for service on the Strategic Committee. All members of the Board of Directors are reimbursed for reasonable costs and expenses incurred in attending meetings of the Board of Directors and its Committees.
Each of Messrs. Aaron, Ring, Sonnenberg and Weisman and Ms. Eveillard are automatically granted options each quarter to purchase 2,500 of the Company’s common shares under the Company’s 2000 Plan. Options are granted on the first day of each fiscal quarter. Each option is granted for a period of ten years. Options become exercisable on the first anniversary of the date of grant. If a director terminates his or her service for reasons of death, disability or retirement, all unvested options immediately become vested. If a director terminates his or her service for other reasons, unvested options are forfeited.

	Fees Earned
	or Paid in		Option
	Cash	Stock Awards	Awards		Total
Name	($)	($) (1)	($) (1)		($)
Henry L. Aaron	$110,000	None	$39,146	(4)	$149,146
Ari Deshe	$20,000	None	None		$20,000
Jon P. Diamond	$20,000	None	None		$20,000
Elizabeth M. Eveillard	$135,000	None	$39,146	(4)	$174,146
Lawrence J. Ring	$130,000	None	$39,146	(4)	$169,146
Harvey L. Sonnenberg	$191,875 (3)	$55,000 (2)	$39,146	(4)	$286,021
James L. Weisman	$120,000	None	$39,146	(4)	$159,146

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2008 for stock awards and option awards granted to each of the directors, in 2008 as well as prior fiscal years, in accordance with SFAS 123R. For additional information on the valuation assumptions, refer to Note 4, Stock Based Compensation, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended January 31, 2009 as filed with the SEC on April 29, 2009. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the Directors.

(2)	RSUs for DSW Class A Common Shares were issued by the DSW Board of Directors to Mr. Sonnenberg for his services as a director of DSW. The grant date fair value of the RSUs is $55,000. As of January 31, 2009, 10,446 RSUs held by Mr. Sonnenberg were outstanding.

(3)	Includes $56,875 which represents the director fees paid directly by DSW to Mr. Sonnenberg for his services as a director of DSW.

(4)	Each independent director received 2,500 stock options, which vest over one year, on each of the following dates: February 4, 2008, May 5, 2008, August 4, 2008 and November 3, 2008, which had grant date fair values of $8,694, $6,782, $5,444 and $2,790, respectively. As of January 31, 2009, the directors had the following number of outstanding options to purchase RVI common shares: Mr. Aaron, 56,000; Ms. Eveillard, 47,500; Mr. Ring, 34,000; Mr. Sonnenberg, 52,500, and Mr. Weisman, 52,500.
Equity Compensation Plan Information
The following table sets forth certain information as of January 31, 2009 about the Company’s existing equity compensation plans and arrangements. The information includes the number of common shares covered by, and the weighted average exercise price of, outstanding options, warrants and other rights and the number of common shares remaining available for future grants, excluding the common shares to be issued upon exercise of outstanding options, warrants and other rights.

Number of securities
	Number of securities		remaining available for
	to be issued upon	Weighted-average	issuance under equity
	exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	1,642,450	$6.82	5,575,493 (2)

Equity compensation plans not approved by security holders	N/A	N/A	N/A

	1,642,450	$6.82	5,575,493

(1)	Equity compensation plans approved by shareholders include the 1991 Plan and the 2000 Plan.

(2)	The number of common shares remaining available for issuance under the 2000 Plan includes the common shares underlying outstanding SARs included in column (a) as such SARs do not reduce the number of available common shares unless and until the Company elects to exercise the Option Price Protection Provision and settle the SARs in common shares. No further common shares may be granted under the 1991 Plan, excluding the common shares to be issued upon exercise of outstanding options, warrants and other rights.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Procedures for Review of Related Party Transactions
Our Board of Directors has approved written guidelines for the approval of related party transactions, which gives our Audit Committee the power to approve or disapprove potential related party transactions, as described below. The guidelines for approval of related party transactions are available in print (without charge) to any shareholder upon request by writing to Retail Ventures, Inc. Attention: Secretary, 4150 East 5th Ave., Columbus, Ohio 43219. The guidelines for approval of related party transactions provide for the review, approval or ratification of any related party transaction that require disclosure under applicable SEC rules.
For purposes of these guidelines, a “related party transaction” is any transaction to which the Company or any of its subsidiaries is a party and in which any of the following persons has a direct or indirect interest:
(1)	a director, director nominee, or officer of the Company;

(2)	a shareholder of the Company who owns more than five percent (5%) of any class of the Company’s voting securities;

(3)	a member of the immediate family of any person described in (1) or (2) above; and

(4)	an entity in which any person described in (1), (2) or (3) above has a greater than ten percent (10%) equity interest.
In determining whether to approve a related party transaction, the Audit Committee considers the following factors, to the extent relevant:
•	Is the transaction in the normal course of the Company’s business?

•	Are the terms of the transaction fair to the Company?

•	Are the terms of the transaction commercially reasonable? Are the terms of the transaction substantially the same as the terms that the Company would be able to obtain in an arms-length transaction with an unrelated third party?

•	Has the Company obtained an independent appraisal or completed a financial analysis of the transaction? If so, what are the results of such appraisal or analysis?

•	Is the transaction in the best interests of the Company? The Company’s shareholders?
Based on an analysis of these factors (and other additional factors that the Audit Committee may deem relevant based on the circumstances), the Audit Committee takes formal action to either approve or reject the related party transaction.
During fiscal 2008, the Company was party to certain related person transactions with SSC, as described below. The Audit Committee has approved each of these transactions in accordance with our written guidelines.
Real Estate Leases and Subleases with SSC and Affiliates
The Company leases stores and warehouses under various arrangements with our majority shareholder, SSC, and its affiliates. Such leases expire through 2024 and in most cases provide for renewal options. Generally, the Company is required to pay real estate taxes, maintenance, insurance and additional contingent rentals based on aggregate sales in excess of specified levels.

As of May 14, 2009, the Company leases or subleases from SSC, or affiliates of SSC, 20 store locations, one warehouse facility, a fulfillment center facility, a parcel of land and one office space. The minimum rent for these leases is set forth below with additional contingent rents based on aggregate sales in excess of specified levels for the store locations.
During the last fiscal year, the Company expensed approximately $14.0 million in related party rent expense for continuing operations and discontinued operations.
Future minimum lease payments required under the aforementioned leases, exclusive of real estate taxes, insurance and maintenance costs, as of January 31, 2009 for continuing operations and discontinued operations are as follows:

Minimum Payments
Fiscal Year	(in thousands)
2009	$16,005
2010	16,446
2011	16,629
2012	17,020
2013	16,464
Future Years	102,271

Total	$184,835

Merchandise Transactions with SSC and Affiliates
SSC and certain of its affiliates manufacture, import, wholesale and license apparel as their principal business. The Company purchases merchandise from affiliates of SSC. The members of the Company’s merchandising staff use these sources and make their purchasing decisions in the same manner as with unaffiliated sources. Any merchandise purchased from such sources is on terms at least as favorable to the Company as could be obtained in an arm’s-length transaction with an unaffiliated third party. Total purchases by the Company, including discontinued operations, from SSC and its affiliates for fiscal 2008 were approximately $0.2 million, respectively, representing less than 0.1% of our total purchases during the fiscal year.
Corporate Services Agreement with SSC
The Company receives services from SSC pursuant to a Corporate Services Agreement (as amended) between the Company and its wholly-owned subsidiaries and SSC. The agreement sets forth the costs of shared services, including specified legal, real estate, property management and administrative services. As of January 31, 2009, the services the Company receives pursuant to this agreement pertain to real estate and administrative services. The Company believes that it is able to obtain such services at a cost which is equal to or below the cost of providing such services internally or obtaining such services from unaffiliated third parties. The Company also paid for services from companies affiliated with SSC including audio visual services and services to liquidate some of the Filene’s Basement stores. For fiscal 2008, the Company, including charges for activities of the discontinued operations, paid SSC or its affiliates an aggregate of approximately $0.8 million for such services.
Debt Agreements and Warrants
The Company has entered into certain debt agreements and relationships with SSC and Cerberus, an unrelated party. During fiscal 2008, these agreements and relationships consisted of a non-convertible loan, term loan warrants and conversion warrants, each of which is discussed below.
Non-Convertible Loan and Conversion Warrants
On July 5, 2005, the Company entered into an amended and restated $50.0 million senior non-convertible loan facility (the “Non-Convertible Loan”), held equally by Cerberus and SSC, under which Value City was the borrower and the

Company and certain of its wholly-owned subsidiaries were co-guarantors. Pursuant to the Non-Convertible Loan, the Company issued to each of SSC and Cerberus common stock purchase warrants to purchase 8,333,333 of the Company’s common shares (the “Conversion Warrants”), which were exercisable from time to time until the later of June 11, 2007 and the repayment in full of Value City’s obligations under the Non-Convertible Loan.
Under the Conversion Warrants, SSC and Cerberus each had the right, from time to time, in whole or in part, to (i) acquire the Company’s common shares at the conversion price referred to in the Non-Convertible Loan (subject to existing anti-dilution provisions), (ii) acquire from the Company Class A Common Shares of DSW at an exercise price per share equal to the price of the shares sold to the public in DSW’s IPO (subject to anti-dilution provisions) or (iii) acquire a combination thereof. Although the Company does not currently intend or plan to undertake a spin-off of its DSW Common Shares to the Company’s shareholders, in the event that the Company does effect such a spin-off in the future, the holders of outstanding unexercised Conversion Warrants will receive the same number of DSW Common Shares that they would have received had they exercised their Conversion Warrants in full for the Company’s common shares immediately prior to the record date of such spin-off, without regard to any limitations on exercise contained in the Conversion Warrants. Following the completion of any such spin-off, the Conversion Warrants will be exercisable solely for the Company’s common shares.
Pursuant to a Second Amended and Restated Registration Rights Agreement dated July 5, 2005, the Company granted SSC and Cerberus registration rights with respect to the Company’s common shares issuable upon exercise of the Conversion Warrants.
On August 16, 2006, the Non-Convertible Loan was amended and restated whereby the Company (i) paid $49.5 million of the then aggregate $50.0 million outstanding balance, (ii) secured the remaining $0.5 million balance of the Non-Convertible Loan held equally by SSC and Cerberus with cash collateral accounts, (iii) pledged DSW stock sufficient for the exercise of the Conversion Warrants and (iv) obtained a release of the capital stock of DSW held by the Company used to secure the Non-Convertible Loan.
During fiscal 2006, the Company issued 7,000,000 common shares to Cerberus at an exercise price of $4.50 per share in connection with Cerberus’ exercise of a portion of its Conversion Warrants. During fiscal 2007, the Company issued 1,333,333 common shares to Cerberus at an exercise price of $4.50 per share in connection with Cerberus’ exercise of its remaining Conversion Warrants.
On June 11, 2007, the outstanding principal balance of the Non-Convertible Loan of $0.25 million owed to Cerberus was prepaid, together with accrued interest thereon, when Cerberus completed the exercise of its remaining Conversion Warrants. The final maturity date of the $0.25 million Non-Convertible Loan held by SSC is the earlier of (i) June 10, 2009 or (ii) the date that the Conversion Warrants held by SSC are exercised. The Non-Convertible Loan and the cash collateral accounts were assumed by the Company from Value City in connection with the Company’s disposition of its 81% ownership interest in the Value City business on January 23, 2008.
Term Loan Warrants
Value City previously entered into a financing agreement with SSC and Cerberus, consisting of two term loans in the aggregate principal amount of $100 million (the “Term Loans”). The balance of the Term Loans was repaid in full on July 5, 2005.
In connection with one of the Term Loans, the Company issued to Cerberus and SSC common stock purchase warrants (the “Term Loan Warrants”) to purchase an aggregate of 2,954,792 of the Company’s common shares (subject to adjustment), at an initial exercise price of $4.50 per share. The Term Loan Warrants are exercisable at any time prior to June 11, 2012. In September 2002, Back Bay Capital Funding LLC, an unrelated party (“Back Bay”), bought from each of Cerberus and SSC a $3.0 million interest in each of their Term Loans, and received a corresponding portion of the Term Loan Warrants from each of Cerberus and SSC. Effective November 23, 2005, Back Bay transferred and assigned its Term Loan Warrants to Millennium Partners, L.P., an unrelated party. Effective May 30, 2008, Schottenstein RVI, LLC, an affiliated entity, acquired SSC’s Term Loan Warrants.

In connection with the repayment of the Term Loans in July 2005, the Company amended the outstanding Term Loan Warrants to provide the holders the right, from time to time, in whole or in part, to (i) acquire the Company’s common shares at the then current conversion price (subject to the existing anti-dilution provisions), (ii) acquire from the Company Class A Common Shares of DSW at an exercise price per share equal to the price of shares sold to the public in DSW’s IPO (subject to anti-dilution provisions) or (iii) acquire a combination thereof. Although the Company does not currently intend or plan to undertake a spin-off of its DSW Common Shares to the Company’s shareholders, in the event that the Company does effect such a spin-off in the future, the holders of outstanding unexercised Term Loan Warrants will receive the same number of DSW Class A Common Shares that they would have received had they exercised their Term Loan Warrants in full for the Company’s common shares immediately prior to the record date of such spin-off, without regard to any limitations on exercise contained in the Term Loan Warrants. Following the completion of any such spin-off, the Term Loan Warrants will be exercisable solely for the Company’s common shares.
Pursuant to a Second Amended and Restated Registration Rights Agreement dated July 5, 2005, the Company granted the holders of the Term Loan Warrants registration rights with respect to the Company’s common shares issuable upon exercise of the Term Loan Warrants.
A summary of outstanding Term Loan Warrants and Conversion Warrants as of May 14, 2009 is presented below:

			Schottenstein	Other
	Cerberus	SSC	RVI, LLC	Holders	Total
Exchangeable for RVI Common Shares
Term Loan Warrants	2,074,169	—	2,074,169	264,788	4,413,126
Conversion Warrants	—	8,333,333	—	—	8,333,333

	2,074,169	8,333,333	2,074,169	264,788	12,746,459

Exchangeable for DSW Class A Common Shares
Term Loan Warrants	328,915	—	328,915	41,989	699,819
Conversion Warrants	—	1,973,685	—	—	1,973,685

	328,915	1,973,685	328,915	41,989	2,673,504

Agreements with DSW
Agreements Relating to DSW’s Separation from the Company
In connection with DSW’s IPO, the Company and DSW entered into agreements governing various interim and ongoing relationships between them. These agreements include:
•	a master separation agreement;

•	a shared services agreement and other intercompany arrangements;

•	a tax separation agreement;

•	an exchange agreement; and

•	a footwear fixture agreement.

Master Separation Agreement
The master separation agreement contains key provisions relating to the separation of DSW’s business from the Company. The master separation agreement requires DSW to exchange information with the Company, follow certain accounting practices and resolve disputes with the Company in a particular manner. DSW also agreed to maintain the confidentiality of certain information and preserve available legal privileges. The master separation agreement also contains provisions relating to the allocation of the costs of DSW’s IPO, indemnification, non-solicitation of employees and employee benefit matters.
Under the master separation agreement, DSW agreed to effect up to one demand registration per calendar year of its Common Shares, whether Class A or Class B, held by Retail Ventures, if requested by Retail Ventures. DSW has also granted Retail Ventures the right to include Retail Ventures’ Common Shares of DSW in an unlimited number of other registrations of such shares initiated by DSW or on behalf of DSW’s other shareholders.
Shared Services Agreement and Other Intercompany Arrangements
Under the shared services agreement, effective as of January 30, 2005, DSW provides services to several subsidiaries of the Company relating to planning and allocation support, distribution services and outbound transportation management, store design and construction management. The Company provides DSW with services relating to import administration, risk management, tax, logistics and inbound transportation management, legal services, financial services, shared benefits administration and payroll.
The initial term of the shared services agreement expired at the end of fiscal 2007 and was automatically extended to the end of fiscal 2008 by operation of the contract. The agreement provides for automatic extensions for additional one-year terms unless terminated by one of the parties. On December 5, 2006, we entered into an Amended and Restated Shared Services Agreement with DSW, effective as of October 29, 2006 (the “Amended Shared Services Agreement”). Under the terms of the Amended Shared Services Agreement, through Brand Technology Services LLC, a subsidiary of DSW (“BTS”), DSW provided information technology services to Retail Ventures and its subsidiaries, including Value City and Filene’s Basement. Retail Ventures information technology associates are now employed by BTS. Additionally, DSW agreed with Retail Ventures to include other non-material changes in the Amended Shared Services Agreement.
Effective March 17, 2008, DSW entered into an Amended and Restated Shared Services Agreement with the Company. Pursuant to the terms of the Amended and Restated Shared Services Agreement, DSW provides the Company with key services relating to risk management, tax, financial services, benefits administration, payroll, and information technology. The current term of the Amended and Restated Shared Services Agreement will expire at the end of fiscal 2009 and will be extended automatically for additional one-year terms unless terminated by one of the parties. With respect to each shared service, the Company cannot reasonably anticipate whether the services will be shared for a period shorter or longer than the initial term.
The costs associated with many of these shared services are allocated among the parties based upon usage. In January 2008, Retail Ventures announced the disposition of an 81% ownership interest in Value City. As a part of this transaction, Retail Ventures agreed to provide certain transition services to Value City. On October 26, 2008, Value City filed for bankruptcy protection and announced that it would close its remaining stores. DSW negotiated an agreement with Value City to continue to provide services post bankruptcy filing until the liquidation is complete, including risk management, financial services, benefits administration, payroll, and information technology services, in exchange for a weekly payment.
Prior to March 17, 2008 the Company provided DSW with services relating to import administration, risk management, tax, logistics, legal services, financial services, benefits administration and payroll and maintained insurance for us and for our directors, officers, and employees.

In fiscal 2008, DSW paid Retail Ventures approximately $4.7 million for services rendered to them under the Shared Services Agreement. In addition, in fiscal 2008, Retail Ventures paid DSW approximately $6.4 million for services DSW rendered on behalf of Retail Ventures.
On December 5, 2006, Retail Ventures, Retail Ventures Services, Inc., Value City and Filene’s Basement, collectively the “RVI Entities”, entered into an IT Transfer and Assignment Agreement (the “IT Transfer Agreement”) with BTS. Under the terms of the IT Transfer Agreement, the RVI Entities transferred certain information technology contracts to BTS. The IT Transfer Agreement was effective as of October 29, 2006.
Prior to and following the DSW IPO, DSW had, and continues to have, the option to use certain administrative and marketing services provided by third party vendors pursuant to contracts between those third party vendors and the Company. DSW reimburses the Company for services provided to DSW by third party vendors as expenses are incurred. These services are provided to DSW by virtue of its status as a Company affiliate and are unrelated to those delineated in the shared services agreement.
Tax Separation Agreement
DSW has historically been included in the Company’s consolidated group (the “Consolidated Group”) for U.S. federal income tax purposes as well as in certain consolidated, combined or unitary groups which include the Company and/or certain of its subsidiaries (a “Combined Group”) for state and local income tax purposes. The Company entered into a tax separation agreement, effective July 2005, and amended this agreement effective March 17, 2008. Pursuant to the tax separation agreement, the Company and DSW generally will make payments to each other such that, with respect to tax returns for any taxable period in which DSW or any of its subsidiaries are included in the Consolidated Group or any Combined Group, the amount of taxes to be paid by DSW is determined, subject to certain adjustments, as if DSW and each of its subsidiaries included in the Consolidated Group or Combined Group filed their own consolidated, combined or unitary tax return. DSW will prepare pro forma tax returns for the Company with respect to any tax return filed with respect to the Consolidated Group or any Combined Group in order to determine the amount of tax separation payments under the tax separation agreement. The Company has the right to review and comment on such pro forma tax returns. DSW is responsible for any taxes with respect to tax returns that include only DSW and its subsidiaries.
Effective March 17, 2008, DSW is exclusively responsible for preparing any tax return with respect to the Consolidated Group or any Combined Group. The Company continues to be responsible for filing any tax return with respect to the Consolidated Group. DSW continues to be responsible for preparing and filing any tax returns that include only DSW and its subsidiaries. For the tax services provided to the Company by DSW, the Company pays a monthly fee equal to its respective share of all costs associated with the maintenance and operation of DSW’s tax department (including all overhead expenses). In addition, the Company reimburses DSW for 100% of any third party fees and expenses incurred by DSW’s tax department in connection with the performance of the tax services that are solely incurred for the Company.
DSW is primarily responsible for controlling and contesting any audit or other tax proceeding with respect to the Consolidated Group or any Combined Group; provided, however, that, except in cases involving taxes relating to a spin-off, DSW has the right to control decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any item for which DSW is solely liable under the tax separation agreement. Pursuant to the tax separation agreement, DSW has the right to control and contest any audit or tax proceeding that relates to any tax returns that include only DSW and its subsidiaries. The Company and DSW have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment for which the Company and DSW could be jointly liable, except in cases involving taxes relating to a spin-off. Disputes arising between the parties relating to matters covered by the tax separation agreement are subject to resolution through specific dispute resolution provisions.
DSW has been included in the Consolidated Group for periods in which the Company owned at least 80% of the total voting power and value of DSW’s outstanding stock. Following DSW’s IPO in July 2005, DSW is no longer included in the Consolidated Group. Each member of a consolidated group for U.S. federal income tax purposes is jointly and severally liable for the U.S. federal income tax liability of each other member of the consolidated group. Similarly, in some jurisdictions, each member of a consolidated, combined or unitary group for state, local or foreign income tax purposed is jointly and severally liable for the state, local or foreign income tax liability of each other member of the consolidated, combined or unitary group. Accordingly, although the tax separation agreement allocates tax liabilities between the Company and DSW, for any period in which DSW was included in the Consolidated Group or a Combined Group, DSW could be liable in the event that any income tax liability was incurred, but not discharged, by any other member of the Consolidated Group.
The Company has informed DSW that it does not currently intend or plan to undertake a spin-off of DSW’s common shares to the Company’s shareholders. Nevertheless, the Company and DSW agreed to set forth their respective rights, responsibilities and obligations with respective to any possible spin-off in the tax separation agreement. If the Company were to decide to pursue a possible spin-off, DSW agreed to cooperate and to take any and all actions reasonably requested by the Company in connection with such a transaction. DSW also agreed not to knowingly take or fail to take any actions that could reasonably be expected to preclude the Company’s ability to undertake a tax-free spin-off. In addition, DSW generally would be responsible for any taxes resulting from the failure of a spin-off to qualify as a tax-free transaction to the extent such taxes are attributable to, or result from, any action or failure to act by DSW or certain transactions in DSW common shares (including transactions over which DSW would have no control, such as acquisitions of DSW common shares and the exercise of warrants, options, exchange rights, conversion rights or similar arrangements with respect to DSW common shares) following or preceding a spin-off. DSW would also be responsible for a percentage (based on the relative market capitalizations of DSW and the Company at the time of such spin-off) of such taxes to the extent such taxes are not otherwise attributable to DSW or the Company. The agreements in connection with such spin-off matters last indefinitely. In addition, present and future majority-owned affiliates of Retail Ventures or DSW will be bound by our agreements, unless Retail Ventures or DSW, as applicable, consent to grant a release of an affiliate (such consent cannot be unreasonably withheld, conditioned or delayed), which may limit our ability to sell or otherwise dispose of such affiliates. Additionally, a minority interest participant in a future joint venture, if any, would need to evaluate the effect of the tax separation agreement on such joint venture, and such evaluation may negatively affect its decision whether to participate in such a joint venture. Furthermore, the tax separation agreement may negatively affect our ability to acquire a majority interest in a joint venture.
Exchange Agreement
In connection with the DSW IPO, the Company entered into an exchange agreement with DSW which was effective as of July 2005. In the event that the Company desires to exchange all or a portion of the DSW Class B Common Shares it holds for DSW Class A Shares, DSW agreed to issue to the Company an equal number of duly authorized, validly issued, fully paid and nonassessable DSW Class A Shares in exchange for the Class B Common Shares of DSW held by the Company. The Company may make one or more requests for such exchange, covering all or a part of the Class B Common Shares of DSW that it holds.
Footwear Fixture Agreement
Effective July 2005, the Company entered into an agreement with DSW relating to DSW’s patented footwear display fixtures. DSW agreed to sell the Company, upon its request, the fixtures covered by the patents at the cost associated with obtaining and delivering such fixtures. In addition, DSW agreed to pay the Company a percentage of any net profit it may receive should DSW ever market and sell the fixtures to third parties.
Agreements between DSW and Filene’s Basement for Leased Shoe Departments
Effective as of January 30, 2005, DSW updated and reaffirmed the contractual arrangement with Filene’s Basement related to combination DSW/Filene’s Basement stores. Under the new agreement, DSW has the exclusive right to operate leased shoe departments with 10,000 square feet or more of selling space in Filene’s Basement stores. DSW owns the merchandise, records sales of merchandise net of returns and sales tax, and receives a per-store license fee for use of its name on the stores. DSW pays a percentage of net sales as rent. The employees that supervise the shoe departments are DSW employees who report directly to DSW supervisors. Filene’s Basement provides the fixtures and sales associates. As of January 31, 2009, this agreement pertained to only two combination DSW/Filene’s Basement stores. DSW paid approximately $2.5 million in total fees and expenses to Filene’s Basement for fiscal 2008 under this agreement.
Effective as of January 30, 2005, DSW updated and reaffirmed the contractual arrangement with Filene’s Basement related to the smaller leased shoe departments. Under the new agreement, DSW has the exclusive right to operate leased shoe departments with less than 10,000 square feet of selling space in Filene’s Basement stores. DSW owns the merchandise, records sales net of returns and sales tax and provides supervisory assistance in all covered locations. DSW pays a percentage of net sales as rent. Filene’s Basement provides the fixtures and sales associates. As of January 31, 2009, DSW operated leased shoe departments in 36 of these Filene’s Basement stores. DSW paid approximately $9.2 million in total fees and expenses for fiscal 2008 under this agreement.
Effective April 21, 2009 the Company disposed of its interest in Filene’s Basement, Inc.
Registration Rights Agreements
Under the master separation agreement, DSW agreed to effect up to one demand registration per calendar year of DSW common shares, whether Class A or Class B, held by the Company, if requested by the Company. DSW has also granted the Company the right to include the Company’s common shares of DSW in an unlimited number of other registrations of such shares initiated by DSW or on behalf of DSW’s other shareholders.
DSW also entered into a registration rights agreement with Cerberus and SSC, under which it agreed to register in specified circumstances the DSW Class A Shares issued to Cerberus and SSC upon exercise of their warrants for DSW Class A Shares. Under this agreement, each of Cerberus (together with transferees of at least 15% of its interest in registrable DSW common shares) and SSC (together with transferees of at least 15% of its interest in registrable DSW common shares) may request up to five demand registrations with respect to the DSW Class A Shares issued to them upon exercise of their warrants provided that no party may request more than two demand registrations, except that each of Cerberus and SSC may request up to three demand registrations. The agreement also granted Cerberus and SSC the right to include these DSW Class A Shares in an unlimited number of other registrations of any of DSW’s securities initiated by DSW or on behalf of DSW’s other shareholders (other than a demand registration made under the agreement).
Union Square Store Guaranty by the Company
In January 2004, DSW entered into a lease agreement with an unrelated third party for its Union Square store in Manhattan, New York. In connection with the lease, the Company has agreed to guarantee payment of DSW’s rent and other expenses and charges and the performance of its other obligations.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Company engaged Deloitte & Touche LLP as its independent registered public accounting firm to audit its consolidated financial statements for fiscal 2008. Services provided by Deloitte & Touche LLP for each of fiscal 2008 and 2007 and the related fees are described under the caption “Audit and Other Service Fees” beginning on page 15 of this proxy statement. The Audit Committee is directly responsible for the appointment, compensation, retention, termination and oversight of the work of the independent registered public accounting firm, and has the sole responsibility to retain and replace the Company’s independent registered public accounting firm. As of the date of this proxy statement, the Audit Committee has not yet completed its assessment regarding the selection of the Company’s independent auditors for fiscal 2009. The Company, in selecting its independent auditors for fiscal 2009, will adhere to the applicable laws, regulations and rules concerning auditor independence established by the SEC, NYSE and the Sarbanes-Oxley Act of 2002.
A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if so desired.

OTHER MATTERS
Shareholder Proposals Pursuant to Rule 14a-8
In order to be considered for inclusion in the proxy statement and form of proxy distributed to shareholders prior to the annual meeting of shareholders in 2010, a shareholder proposal submitted pursuant to SEC Rule 14a-8 must be received by the Company no later than January 29, 2010. Written requests for inclusion should be addressed to: Retail Ventures, Inc., Attention: Corporate Secretary, 4150 East 5th Avenue, Columbus, Ohio 43219. It is suggested that you mail your proposal by certified mail, return receipt requested.
Shareholder Proposals Other Than Pursuant to Rule 14a-8
With respect to any shareholder proposal not submitted pursuant to SEC Rule 14a-8 in connection with the Company’s 2010 annual meeting of shareholders, the proxy for such meeting will confer discretionary authority to vote on such proposal unless (i) the Company is notified of such proposal not later than April 14, 2010, and (ii) the proponent complies with the other requirements set forth in SEC Rule 14a-4.
Communications with the Board of Directors
Shareholders and other interested parties may communicate with the Board of Directors or individual directors (including the non-employee directors as a group or the presiding director) directly by writing to the directors in care of the Corporate Secretary of Retail Ventures, Inc., 4150 East 5th Avenue, Columbus, Ohio 43219, in an envelope clearly marked “shareholder communication” or “interested party communication,” as applicable. Such communications will be provided promptly and, if requested, confidentially to the specified directors.

General Information
A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 31, 2009 AS FILED WITH THE SEC ON APRIL 29, 2009, AS THE SAME MAY BE AMENDED, WILL BE SENT TO ANY SHAREHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO RETAIL VENTURES, INC., ATTENTION: INVESTOR RELATIONS DEPARTMENT, 4150 EAST 5TH AVENUE, COLUMBUS, OHIO 43219.
Management knows of no other business which may be properly brought before the Annual Meeting. However, if any other matters shall properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their best judgment on such matters.
YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE AS SOON AS POSSIBLE. AS AN ALTERNATIVE TO ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON, YOU MAY VOTE ELECTRONICALLY VIA THE INTERNET OR, IF YOU REQUEST A PAPER COPY OF OUR PROXY MATERIALS, BY MAILING A COMPLETED PROXY CARD. VOTING BY ANY OF THESE METHODS WILL ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING.

By Order of the Board of Directors,
/s/ James A. McGrady
James A. McGrady
Chief Executive Officer, Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Appendix A
RETAIL VENTURES, INC.
4150 East 5th Avenue, Columbus, Ohio 43219

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS — JULY 9, 2009
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned shareholder of Retail Ventures, Inc. (the “Company”) hereby appoints James A. McGrady and Julia A. Davis, or any one of them, as attorneys and proxies with full power of substitution to each, to vote all common shares of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the corporate offices of DSW Inc., 810 DSW Drive, Columbus, Ohio 43219, on Thursday, July 9, 2009, at 11:00 a.m. Eastern Daylight Time, and at any adjournment or postponement thereof, with all of the powers such undersigned shareholder would have if personally present, for the following purpose:
1. Election of the following Directors:
Henry L. Aaron
Ari Deshe
Jon P. Diamond
Elizabeth M. Eveillard
Lawrence J. Ring
Jay L. Schottenstein
Harvey L. Sonnenberg
James L. Weisman
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL NOMINEES EXCEPT
(Instruction: To withhold authority for one or more nominees, mark “FOR ALL NOMINEES EXCEPT” and write each such nominee’s name on the line below.)

This proxy, when properly executed, will be voted as directed by the undersigned shareholder. If no directive is made, the common shares represented by this proxy will be voted “FOR” the election of the named director nominees. If any other matters are brought before the Annual Meeting, or if a director nominee is unable to serve or for good cause will not serve, the common shares represented by this proxy will be voted in the discretion of the proxies on such matters or for such substitute nominee(s) as the Board of Directors may recommend.
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated May 29, 2009, the Proxy Statement of the Company and the Company’s 2008 Annual Report to Shareholders which includes the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009. Any proxy heretofore given to vote the common shares which the undersigned is entitled to vote at the Annual Meeting is hereby revoked.
PLEASE SIGN AND DATE THIS PROXY BELOW AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Dated: , 2009

Signature

Signature

Signature(s) shall agree with the name(s) printed on this Proxy. If shares are registered in two names, both shareholders should sign this Proxy. If signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the shareholder is a corporation, please sign in full corporate name by an authorized officer. If the shareholder is a partnership or other entity, please sign that entity’s name by authorized person. (Please note any change of address on this Proxy.)